UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

NOTICE OF 2015 REGULAR MEETING OF SHAREHOLDERS

Time:	9:00 a.m., Central Time, on Tuesday, June 9, 2015
Place:	Best Buy Corporate Campus — Convention Center 7601 Penn Avenue South Richfield, Minnesota 55423
Internet:	Submit pre-meeting questions online by visiting www.proxyvote.com and view the live webcast of the Regular Meeting of Shareholders online at www.investors.bestbuy.com.
Items of Business:	1.	To elect the nine directors listed herein to serve on our Board of Directors for a term of one year.
	2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.
	3.	To conduct a non-binding advisory vote to approve our named executive officer compensation.
	4.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of Best Buy Co., Inc. as of the close of business on Monday, April 13, 2015.
Proxy Voting:	Your vote is important. You may vote via proxy as a shareholder of record:
	1.	By visiting www.proxyvote.com on the Internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning your proxy card if you have received paper materials.
For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the ways outlined above.

By Order of the Board of Directors

Richfield, Minnesota	Keith J. Nelsen
April 28, 2015	Secretary

Chairman's Letter to Shareholders

To My Fellow Shareholders:

It has been 17 years since I joined the Best Buy Board of Directors. In that time I have had great pride in my association with this company and deep admiration for what it has been able to accomplish. Best Buy is a genuine American success story and it has been enormously gratifying to play even a small role in its journey.

In recent years that journey has included a number of steep challenges. However, we have been fortunate to have guiding us Hubert Joly, our President and CEO. Only months after taking the helm in the fall of 2012, he stood before investors and laid out the framework for a return to growth. He called this effort “Renew Blue” and the Company has followed this path as it took us from turnaround to transformation.

Since launching Renew Blue, customer satisfaction has improved, vendor relationships have been strengthened, employee morale is up, investors have seen a meaningful return, and Best Buy continues to act as a leader in protecting our planet’s resources.

Each of these successes mirror closely what we said we would do:

•	We said we would focus on the customer experience and we have in the form of refreshed stores and a revitalized e-commerce platform.

•
We said that stronger vendor partnerships were key to profitable growth and that point has been well proven in the form of the successful in-store vendor experiences established with companies like Microsoft, Samsung and Sony.

•	We said we would focus on core parts of our business and did just that with the sale of our businesses in Europe and China.

•	We told investors that we would restore the strength of our balance sheet and we took our cash position from approximately $1.4 billion at the end of fiscal 2013 to our current balance of $4 billion.

Hubert would be the first to say that he was not alone in achieving these successes. He is fortunate to have working with him perhaps the most effective management team in corporate America today. In fact, there are a handful of companies in this country that are well known for their successful turnaround and, with an executive team like Best Buy’s, I am confident our Company will someday join this impressive list.

As I look to summarize for my fellow shareholders where Best Buy is, and where I believe it is going, I would say the following:

•	Our accomplishments of the past few years were the result of action, not a lot of talk.

•	Our key decisions were made as the result of strategic thinking, not blind obedience to conventional wisdom.

•	Our commitment to the shareholder has been framed by the pursuit of long-term value, not short-term reward.

I saw the same values and determination 17 years ago when I sat down for lunch with Best Buy’s Founder, Dick Schulze, and his trusted colleague, Elliot Kaplan. That day in March 1998, Dick invited me to join the Board, and, when I accepted, I could not have imagined how rewarding that decision would be. My thanks to Dick and Elliot for their faith in me and for their enduring friendship.

Now, nearly two decades later, I have decided it is time to retire from the Best Buy Board of Directors. This decision has been a hard one for me. I have enjoyed my time with this Company more than I can express. As a man who has had more than his fair share of good fortune and rewarding experiences, I count the days spent with Best Buy as some of the most pleasant of my professional career.

As difficult as my decision was, it was made easier knowing that the Chairman’s gavel goes to Hubert, a man of proven integrity, wisdom and energy. I am exceedingly pleased the Board has appointed him to this key role and know that he and Russ Fradin, who will serve as our Lead Independent Director, will carry on the work Hubert and I have partnered on.

The people of Best Buy are resilient and battle tested. They understand and embrace their unique role in the fabric of American culture and commerce. They are determined to do more than simply survive in a changing retail landscape; they are determined to thrive in it. And thrive they will, with the guidance of my colleagues on the Board, the professionalism of an exceptional management team and the support of you, the shareholder.

In the end, however, it is the 125,000 men and women of Best Buy in whose hands our Company’s future truly rests. It is they in whom I have the greatest confidence and it is they who I offer this one final, grateful salute.

Respectfully,

Hatim A. Tyabji
Chairman of the Board
Best Buy Co., Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2015:
This Notice of 2015 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily via the Internet. On or about April 28, 2015, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the Internet or by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. However, if you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive email notification with instructions to access these materials via the Internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

•	Doors open at 8:30 a.m. Central Time

•	Meeting starts at 9:00 a.m. Central Time

•
If you wish to attend the meeting in person, we are requesting that you RSVP and print your registration confirmation at www.proxyvote.com — select the "Request Meeting Admission" link. A printed registration confirmation together with photo identification will be requested in order to be admitted to the meeting

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting

•	Security measures may include bag search, bag scan, metal detector and hand-wand search

•	The use of cameras and recording devices is prohibited

•
If you are unable to attend the meeting in person, you can view the meeting live via the Internet at www.investors.bestbuy.com. The webcast starts at 9:00 a.m. Central Time and a replay will be available until June 23, 2015

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

REGULAR MEETING OF SHAREHOLDERS — JUNE 9, 2015

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," "our" or the "Company") to be voted at our 2015 Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 9, 2015, at 9:00 a.m., Central Time, at the Best Buy Corporate Campus — Convention Center, 7601 Penn Avenue South, Richfield, Minnesota, 55423 or at any postponement or adjournment of the Meeting. The proxy materials, including the proxy statement, our annual report and form of proxy, were either made available to you over the Internet or mailed to you beginning on or about April 28, 2015.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2015 Regular Meeting of Shareholders ("Meeting Notice") included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?

You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 13, 2015, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must have been a shareholder of record of Best Buy as of April 13, 2015, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the bank, broker or nominee that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 13, 2015, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 352,334,352 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedures

On what items of business am I voting?

1.	The election of the nine directors listed herein for a term of one year expiring in 2016;

2.	The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

3.	The non-binding advisory vote to approve our named executive officer compensation; and

4.	Such other business as may properly come before the Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election and ratification of directors as set forth in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016; and

•	“FOR” the non-binding advisory vote to approve our named executive officer compensation.

If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

:    Via the Internet at www.proxyvote.com;

)    By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

.    By signing and returning the enclosed proxy card if you have received paper materials; or

?    By attending the Meeting and voting in person.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote by telephone or via the Internet, you must do so before 11:59 p.m., Eastern Time, on Monday, June 8, 2015. After that time, telephone and Internet voting will not be permitted, and a shareholder of record wishing to vote must submit a signed proxy card or vote in person during the Meeting. Shareholders of record will be on a list held by the inspector of elections. "Street name" shareholders, also known as beneficial owners, must obtain a proxy from the institution that holds their shares, whether it is their brokerage firm, a bank or other nominee, and present it to the inspector of elections with their ballot in order to vote at the Meeting. Voting in person by a shareholder at the Meeting will replace any previous votes submitted by proxy.

In accordance with the SEC rules, we are making available to all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability that we have mailed to all shareholders. We encourage you to take advantage of the option to vote your shares electronically through the Internet or by telephone. Doing so will result in cost savings for the Company.

How are my voting instructions carried out?

When you vote via proxy, you appoint the Chairman of the Board, Hatim A. Tyabji, and the Secretary of the Company, Keith J. Nelsen (collectively, the "Proxy Agents"), as your representatives to vote at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations as disclosed in this proxy statement. If you submit a proxy, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum. In order to have a quorum, a majority of the outstanding shares of our common stock that are entitled to vote need to be present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy card (even if you do not provide voting instructions); or

•	attend the Meeting in person.

Broker non-votes, as defined below, will be included in determining the presence of a quorum at the Meeting so long as there is at least one routine matter which the broker, bank or other nominee can vote on, as is the case with the Meeting. In addition, abstentions on any matter are included in determining the presence of a quorum.

How many votes are required to approve an item of business and what are the effects of abstentions and broker non-votes on the voting results?

Pursuant to our Amended and Restated Articles of Incorporation ("Articles") and our Amended and Restated By-laws ("By-laws"), each item of business to be voted on by the shareholders at the meeting, with the exception of Item 1, requires the affirmative vote of the holders of a majority of the voting power of the shares of Best Buy common stock present at a meeting and entitled to vote. Item 1, the election of directors, requires the affirmative vote of a majority of votes cast with respect to the director.

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner of shares and you do not provide your voting instructions to your broker, bank or nominee, that firm has discretion to vote your shares for certain routine matters. The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm is considered a routine matter under NYSE rules. On the other hand, your broker, bank or nominee does not have discretion to vote your shares for non-routine matters. The election of directors and the advisory vote related to executive compensation are not considered routine matters under NYSE rules.

When a broker, bank or nominee votes a beneficial owner's shares on certain but not all of the proposals, because it is unable to vote due to the beneficial owner's failure to provide voting instructions on a matter as to which the broker, bank or nominee has no discretion to vote otherwise, the missing votes are referred to as “broker non-votes.”

Abstentions will have the same effect as votes against Items 2 and 3, described in this proxy statement, but will have no effect on Item 1. Broker non-votes will have no effect on Items 1 and 3.

What if I change my mind after I vote via proxy?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted by:

•	Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•	Voting in person at the Meeting (attendance will not, by itself, revoke a proxy); or

•	Providing written notice of revocation to Best Buy's Secretary at our principal office at any time before your shares are voted.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Where can I find the voting results of the Meeting?

We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We expect to solicit proxies primarily by Internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and annual reports on Form 10-K themselves, to the beneficial owners of our common stock. Our directors and employees do not receive additional compensation for soliciting shareholder proxies. We have retained Georgeson, Inc. to act as our proxy solicitor and to provide us with advisory services for an estimated fee of $30,000, plus reimbursement of out-of-pocket expenses.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing our proxy materials and of our proxy solicitor, Georgeson, Inc., as described above. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601 Penn Avenue South, Richfield, MN, 55423, or by telephone at 612-291-6147. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

Can I receive the proxy materials electronically?

Yes. All shareholders may access our proxy materials electronically via the Internet. We encourage our shareholders to access our proxy materials via the Internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, proxy statement and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability.

An electronic version of this proxy statement is posted on our website at www.investors.bestbuy.com.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can find these reports and additional information about us on our website at www.investors.bestbuy.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement, including our Chairman's Letter to Shareholders at the beginning of this proxy statement. In addition, our President and Chief Executive Officer has also addressed the state of our business in a letter to shareholders within our Annual Report, the contents of which are summarized below in the Business Update section.

Business Update
Fiscal 2015 was the second year of our Renew Blue strategy. We launched Renew Blue in the fall of 2012 after Hubert Joly joined us as our President and Chief Executive Officer ("CEO"). The focus of Renew Blue is to address two problems — declining comparable sales and shrinking profit margins — through implementation of five strategic pillars:

(1) Reinvigorate and rejuvenate the customer experience;
(2) Attract and inspire leaders and employees;
(3) Work with vendor partners to innovate and drive value;
(4) Increase our Return on Invested Capital; and
(5) Continue our leadership role in positively impacting our world.

In fiscal 2015, we articulated our value proposition around advice, service and convenience at competitive prices and started to use Expert Service. Unbeatable Price. as our signature. We also defined our growth strategy — Renew Blue: Ignite the Possible — around key growth opportunities across product categories, “life events” and services, all supported by the transformation of our key functions.
Two years after launching Renew Blue, we have made significant progress in addressing our two problems:

•	Our domestic comparable sales were up in fiscal 2015

•	Our domestic non-GAAP† operating income rate improved 100 basis points, compared to fiscal 2014, to 4.1% in fiscal 2015 (4.0% on a GAAP basis).

†For GAAP to non-GAAP reconciliations, please refer to the non-GAAP reconciliation schedule included with the Company’s fiscal 2015 Annual Report, available on our website at www.investors.bestbuy.com. Non-GAAP financial information should not be considered superior to, as a substitute for, and should be read in conjunction with, the GAAP financial information reported in our 10-K, 10-Q and 8-K filings.
*Fiscal 2015 Domestic Comparable Sales exclude the impact of installment billing. Please refer to the Company's news release on Exhibit 99.1 to the Current Report on Form 8-K furnished by the Company on March 3, 2015.

As we look ahead, our strategy continues to be focused on delivering Expert Service. Unbeatable Price. to our customers. Within this strategy, we are driving a number of growth initiatives around key product categories, "life events" and services. We are pursuing and investing in the transformation of our key functions and processes. To move this strategy ahead in fiscal 2016, we will continue to implement the two-year road map we laid out at the beginning of fiscal 2015. We have made progress against this road map in fiscal 2015 and are confident in our ability to continue this progress in fiscal 2016.

Board & Corporate Governance Highlights

In support of our Renew Blue strategy, the Board has continued to enhance its corporate governance practices to meet the needs of the business. In fiscal 2015, these efforts included the following:

•
After 17 highly distinguished years on our Board (three of which he served as Chairman), our current Chairman Hatim Tyabji will be retiring from our Board at this year's Meeting. Our President and CEO, Hubert Joly, will assume the role of Chairman, and Russ Fradin (who joined our Board in 2013) will serve as our Lead Independent Director. Mr. Joly will guide the strategic direction and dialogue with the Board, balanced by the strong independent leadership of Mr. Fradin and our other independent directors. We believe this new leadership structure is ideally suited to this stage of our growth transformation.

•
We appointed J. Patrick Doyle, a sitting CEO with a strong background in leading organizational transformation, to our Board. Mr. Doyle joins Thomas L. Millner, David W. Kenny and Russell P. Fradin as active CEOs that have been added to the Board in the past two years to help guide our transformation.

•
With these recent additions, Sanjay Khosla and Allen Lenzmeier will also retire from our Board at the Meeting. Mr. Khosla, a director since 2008, provided key contributions to our global strategy. Allen Lenzmeier was a long-time executive and Board member who helped build Best Buy into the leading consumer electronics retailer in the United States. Mr. Lenzmeier was re-appointed to the Board in March 2013 under the agreement with our Founder and Chairman Emeritus, Richard Schulze, pursuant to which he was granted the ability to appoint two directors until his 75th birthday in January 2016. Mr. Schulze has informed the Company that he will not be seeking to replace Mr. Lenzmeier pursuant to the terms of his agreement with us.

•	We completed the process of declassifying our Board. Beginning this year, all directors will stand for election by shareholders on an annual basis.

In addition to these developments, the Board continues to employ a strong framework of corporate governance practices, including the following:

✓    Lead Independent Director                ✓    Anti-Hedging and Anti-Pledging Policies

✓    Predominantly Independent Board            ✓    Annual Director & Board Evaluation Processes

✓    Independent Committees                ✓    Robust Shareholder Engagement Program

✓    Board Orientation & Education Program        ✓    Commitment to Sustainable Business Practices

More information on our Corporate Governance policies and practices can be found in the Corporate Governance section of this proxy statement.

Fiscal 2015 Shareholder Engagement

Our robust shareholder engagement program continued to be a priority in fiscal 2015. We reached out to all of our top 20 shareholders, representing approximately 70% of the outstanding shares, as well as several other of our top 50 shareholders. Of those that wished to engage in further discussion, we generally received positive feedback about our company performance, corporate governance and compensation practices. This support was evident in the support we received at our 2014 Regular Meeting of Shareholders, when all Items of Business received over 95% support from shareholders.

Our typical engagement follows a seasonal cycle, as outlined below. Additional information can be found in the Corporate Governance — Shareholder Engagement section of this proxy statement.

Spring	è			Summer
Follow-up engagement with proxy advisory firms and our largest shareholders to address important issues within our proxy statement in advance of the annual meeting.				Review of feedback received from shareholders at our annual meeting and current trends in governance.

	é		ê

Winter				Fall
Review shareholder feedback from fall engagement with the Board and integration of feedback in governance practices and proxy disclosure.
Primary engagement season with focus on Top 20 shareholders and proxy advisory firms through both in-person and telephonic conversations. Company participants include representatives from Legal, Investor Relations and Human Resources - Rewards.

ç

Overview of Director Nominees

The directors on our Board are largely independent with a balanced mix of age, tenure and backgrounds. Our nine director nominees for election at the Meeting will represent the following composition characteristics:

Independence	Average Tenure	Average Age	Gender Diversity
89%	4.4 years	58 years	22%

In seeking new board members, we focus on adding new skills and experiences necessary to the Company's business strategy and the Board's risk oversight obligations. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and who are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.

In evaluating candidates for nomination as a director, the Nominating Committee considers other criteria, including the candidate's history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point-of-view, take tough positions, and constructively challenge management. Along with these skills, we have the following key qualifications, among others, currently represented in our nine Board nominees for election at the Meeting:

The following individuals are standing for re-election to our Board. All of our director nominees have unique skills, proven leadership, sound judgment and integrity. They also bring a wide range of backgrounds, experience and expertise necessary to our transformation. Additional information about each of our nominees can be found in Item of Business No. 1 — Election of Directors.

Name	Age	Director Since	Position/Company	Independent	Current Committees	Other For-Profit Directorships (*Public Company)
Bradbury H. Anderson	66	2013	CEO (Retired) Best Buy Co., Inc.	✓	Finance & Investment Policy	General Mills, Inc.* Waste Management, Inc.* Carlson, Inc. Lighthaus Logic
Lisa M. Caputo	51	2009	Executive Vice President, Marketing & Communications The Travelers Companies, Inc.	✓	Nominating, Corporate Governance & Public Policy Compensation & Human Resources	—
J. Patrick Doyle	51	2014	President & CEO Domino’s Pizza, Inc.	✓	Audit Finance & Investment Policy	Domino’s Pizza, Inc.*
Russell P. Fradin	59	2013	CEO & President SunGard	✓	Audit Compensation & Human Resources (Chair)	SunGard Data Systems Inc. & its subsidiaries
Kathy J. Higgins Victor	58	1999	President & Founder Centera Corporation	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy (Chair)	—
Hubert Joly	55	2012	President & CEO Best Buy Co., Inc.	—	None	Ralph Lauren Corporation*
David W. Kenny	53	2013	Chairman & CEO The Weather Company	✓	Nominating, Corporate Governance & Public Policy	The Weather Company SessionM
Thomas L. Millner	61	2014	President & CEO Cabela’s Inc.	✓	Audit Nominating, Corporate Governance & Public Policy	Cabela’s Inc.*
Gérard R. Vittecoq	66	2008	Group President & Executive Office Member (Retired) Caterpillar, Inc.	✓	Audit Finance & Investment Policy (Chair)	Ariel Compressors Vanguard Logistics Services Mantrac Group

Executive Compensation Highlights

Fiscal 2015 was the second full year of our Renew Blue transformation strategy. As such, we made few changes to the base salary, short-term and long-term incentive compensation programs for our Named Executive Officers ("NEOs").

Key Executive Compensation Program Elements

Our NEOs' compensation in fiscal 2015 included the following ongoing elements (for additional details, see the Executive and Director Compensation — Compensation Discussion and Analysis and the Compensation of Executive Officers — Summary Compensation Table sections of this proxy statement):

	Base Salary	Bonus	Performance Share Awards	Time-Based Shares	Stock Options
Recipients	All NEOs
Review Cycle	Annually by the Compensation & Human Resources Committee
Incentive Focus	Short-Term	Short-Term	Long-Term	Long-Term	Long-Term
Performance Period	Ongoing	Annual	3 years	Vest over 3 years	Vest over 3 years, with a 10-year term
Performance / Value Metrics	N/A	Enterprise Operating Income, Enterprise Comparable Sales, Renew Blue Priorities	Total Shareholder Return (TSR)	Stock price appreciation	Stock price appreciation

Fiscal 2015 Summary Compensation Overview

The table below summarizes the total compensation earned by our NEOs during fiscal 2015. See the Executive and Director Compensation — Compensation Discussion and Analysis and Compensation of Executive Officers — Summary Compensation Table sections of this proxy statement for more information.

Name and Principal Position	Salary	Stock Awards(1)	Option Awards(1)	Short-Term Incentive Plan Payout	All Other Compensation	Total
Hubert Joly President and Chief Executive Officer	$1,175,000	$6,986,928	$1,654,070	$3,078,500	$42,796	$12,937,294
Sharon L. McCollam Chief Administrative and Chief Financial Officer	$925,000	$2,696,985	$1,275,987	$1,817,625	$269,558	$6,985,155
Shari L. Ballard President, U.S. Retail and Chief Human Resources Officer	$700,000	$799,099	$378,065	$1,146,250	$30,494	$3,053,908
R. Michael Mohan Chief Merchandising Officer	$650,000	$1,556,015	$972,974	$1,004,333	$12,477	$4,195,799
Keith Nelsen General Counsel and Secretary	$550,000	$865,684	$409,575	$720,500	$12,081	$2,557,840
(1) These amounts reflect the aggregate grant date fair value for stock-based awards granted during fiscal 2015. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. The value for any performance share awards is the value at the grant date of the probable outcome of the award.

Advisory Vote to Approve Named Executive Officer Compensation

For the past four years, our shareholders have had an opportunity to share with us their opinion of our compensation practices through a non-binding advisory "Say on Pay" vote. Coincidently, the past four years have also been a time of significant transformation for the Company. After experiencing significant leadership transitions and challenges in fiscal 2012, we have returned to our tradition of stable compensation practices, with a strong focus on performance outcomes. The shareholder voting results are reflective of the Compensation & Human Resources Committee approach to our compensation strategy, as well as the changes we made in response to shareholder feedback. This year, we again ask for our shareholders' support of our executive compensation practices and look forward to receiving feedback on our program and practices. For more information, see Item No. 3 — Advisory Vote to Approve Named Executive Officer Compensation in this proxy statement.

Items of Business

As the Company continues our efforts to advance our transformation and create value for our shareholders, we ask shareholders to consider and vote on the following items at this Meeting:

Item Number	Item Description	Board Recommendation
1	Election of Directors	For Each Nominee
We have nine director nominees standing for election this year. You will find more information about our nominees' qualifications and experience starting on page 26.
2	Ratification of Appointment of our Independent Registered Public Accounting Firm	For
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016.
3	Advisory Vote to Approve Named Executive Officer Compensation	For

For the fifth year, we are seeking advisory approval by our shareholders of our executive compensation program, the "Say on Pay" vote. In evaluating this proposal, please review our Compensation Discussion & Analysis ("CD&A"), which begins on page 41, and describes how we have engaged with shareholders and the compensation decisions of our Compensation and Human Resources Committee.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. In addition, the Board counsels, advises and oversees management in the long-term interests of the Company, our shareholders and other stakeholders regarding a broad range of subjects, including:

•	Selecting and evaluating the performance of our CEO;

•	Reviewing and approving major financial, strategic and operating decisions and other significant actions;

•	Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed;

•	Overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures and compliance with legal and ethical standards; and

•	Planning for succession with respect to the position of CEO and monitoring management's succession planning for other senior executives.

Members of the Board monitor and evaluate our business performance through regular communication with our CEO and by attending Board meetings and Board committee meetings.

Board and Corporate Governance Highlights

Our Board is committed to having a sound governance structure that promotes the best interests of our shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. Some key points regarding our Board and governance structure and practices are as follows:

•
Corporate Governance Principles. Our Board has adopted Corporate Governance Principles as part of its commitment to good governance practices. These principles are available on our website at www.investors.bestbuy.com.

•	Annual Elections for Directors. Our declassification process will be complete at our 2015 Meeting when all directors will stand for election by shareholders to serve for a one-year term.
•	Majority Vote for Directors. We have employed majority voting since our incorporation in 1966.
•	Predominantly Independent. Only one director – our CEO – is a Best Buy employee.
•
Lead Independent Director. Our Corporate Governance Principles require us to have a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chairman.

•	Independent Committees. Our Audit, Compensation & Human Resources and Nominating, Corporate Governance & Public Policy Committees are exclusively comprised of independent directors.
•
Director Retirement Policy. Our directors are required to retire at the expiration of their term upon reaching the age of 75 and must tender their resignation for consideration when their principal employment or affiliation changes.

•	Outside Board Membership. None of our directors serves on more than three public company boards.
•	Anti-Hedging and Anti-Pledging Policies. We prohibit both hedging and pledging of Company securities by executive officers and Board members.
•	Stock Ownership Guidelines. Our Board members and executive officers are required to comply with stock ownership guidelines.
•	Shareholder Voting Rights. We have no cumulative voting rights and our only class of voting shares is our common stock.
•
Right to Call a Special Meeting. A shareholder(s) must own 10% of the voting shares of our stock to call a special meeting, or 25% if the special meeting relates to a business combination or change in our Board composition.

•	No Shareholder Rights Plan (commonly known as a "Poison Pill").
•	Shareholder Support for Directors. In 2014, all directors standing for re-election received over 97% support from shareholders.
•	Board Attendance. Our directors attended, on average, over 95% of fiscal 2015 Board and Board committee meetings.
•	Related Party Transactions. None of our directors are involved in a material related party transaction.
•	Financial Experts. All directors serving on our Audit Committee qualify as financial experts.

Board Leadership

Since June 2012, we have had separate roles for CEO and Chairman of the Board. Our CEO, in collaboration with the Board, has been responsible for setting our strategic priorities. He has also been responsible for the development and execution of our strategies, and ongoing performance. The Chairman has provided guidance to the CEO, and set the agenda for and presided over meetings of the full Board. He has also focused on Board oversight responsibilities, risk management and strategic planning.

Following the Meeting in June 2015, Mr. Joly will assume the combined role of Chairman and CEO upon the retirement of Mr. Tyabji, our current Chairman. The Board determined that at this stage of our transformation Mr. Joly is the ideal candidate to serve as Chairman, in large part due to his ability to build our strategy with the Board and carry it out with management. Consistent with our Corporate Governance Principles, since Mr. Joly will not be an independent Chairman, the Board also appointed Mr. Fradin to serve as our Lead Independent Director fulfilling the responsibilities discussed in the Lead Independent Director section of this proxy statement. Additional leadership roles will continue to be filled by other directors, all of whom are independent and will continue to play an active role in our strategic planning, risk oversight and governance of the Company.

Lead Independent Director

Our Lead Independent Director role was established in January 2010 to address the need for independent leadership on the Board during times when our Chairman is not independent. The Lead Independent Director (i) presides at all Board meetings at which the Chairman is not present, (ii) presides at all executive sessions of independent directors, (iii) calls meetings of the independent directors as appropriate, (iv) serves as a stakeholder liaison on behalf of the independent directors by making himself or herself available for direct consultation and communication with interested parties, as appropriate, and (v) performs such other duties as may be requested from time to time by the Board as a whole, the independent directors, the CEO or the Chairman of the Board.

Our Lead Independent Director is nominated by the Nominating, Corporate Governance and Public Policy Committee, and final selection is subject to ratification by the vote of a majority of the independent directors on the Board. The Lead Independent Director serves for an annual term beginning at the Board meeting following the first Regular Meeting of Shareholders at which directors are elected.

Board Composition

The Board seeks a wide and relevant range of experience and expertise. In accordance with these interests and the principles of effective corporate governance, the Board established and has continued to exceed its goal to have at least 75% of our directors be independent. In addition, the Board carefully plans for the director skill sets required in the future, and for an orderly succession and transition of directors as evidenced by the composition changes over the past two years and those occurring at the Meeting.

Pursuant to an agreement entered into between the Company and Richard M. Schulze, our founder and beneficial owner of approximately 13% of the Company as of the date of this proxy statement, Mr. Schulze is entitled to nominate two directors for appointment to our Board until he reaches the age of 75 (which will occur in January 2016). In the event either of Mr. Schulze's nominated directors resigns from the Board or are forced to leave the Board due to death, disability or serious illness, or are not elected at the applicable meeting of shareholders by the requisite vote of shareholders, Mr. Schulze has the right to designate their successor, subject to satisfaction of the Company’s director qualification standards and the Board’s approval, which shall not be unreasonably withheld. Pursuant to these agreements, Mr. Schulze appointed Mr. Anderson and Mr. Lenzmeier to the Board in 2013. In April 2015, Mr. Lenzmeier informed the Board that he would not seek re-election and would retire from the Board effective at our Meeting.

Mr. Schulze has chosen to not replace Mr. Lenzmeier following his retirement at the Meeting. For more information regarding our agreements with Mr. Schulze, please see the Certain Relationships and Related Party Transactions section of this proxy statement, as well as the Current Reports on Form 8-K filed by the Company on August 26, 2012, December 14, 2012, March 25, 2013 and April 13, 2015.

Director Independence

Pursuant to our Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, each member of the Compensation Committee must meet a standard of “enhanced independence” such that the Board must consider the source of compensation of the director and whether the director is affiliated with us or one of our subsidiaries to determine whether there are any factors that would materially affect a director's ability to be independent, specifically in regards to their duties as a compensation committee member.

NYSE rules generally provide that no director or director nominee may be deemed independent if the director or director nominee:

— has in the past three years:

•
received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	been an employee of Best Buy;

•	had an immediate family member who was an executive officer of Best Buy;

•	personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal auditors or independent registered public accounting firm; or

•	been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•
a partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
an employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of fiscal 2015 and each director nominee is independent, with the exception of Mr. Joly, our President and Chief Executive Officer. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships, and on discussions with our directors. As part of its determination of Mr. Anderson's and Mr. Lenzmeier's independence, the Board considered their past employment relationships with us and determined that Mr. Lenzmeier could be deemed independent as of February 2012 and that Mr. Anderson could be deemed independent as of November 2013, in each case three years after the termination of their employment arrangements with the Company. Notwithstanding their independence under NYSE rules, the Board determined not to place Mr. Anderson or Mr. Lenzmeier on independent committees of the Board in light of their past affiliations with the Company.

Board Meetings and Attendance

During fiscal 2015, the Board held four regular meetings and one special meeting. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and committees on which he or she served. In fiscal 2015, the average attendance by our incumbent directors at Board and committee meetings exceeded 95%. Directors are required to attend our Regular Meetings of Shareholders and all but one of the then-serving directors attended the 2014 meeting. Mr. Anderson did not attend due to illness.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. During fiscal 2015, our independent Chairman, Hatim A. Tyabji, chaired the executive sessions of independent directors in accordance with our Corporate Governance Principles and

NYSE requirements. After the Meeting, the executive sessions will be led by Russell P. Fradin, who will become our Lead Independent Director.

Committees of the Board

The Board has the following four committees:

•	Audit Committee;

•	Compensation and Human Resources Committee ("Compensation Committee");

•	Nominating, Corporate Governance and Public Policy Committee ("Nominating Committee"); and

•	Finance and Investment Policy Committee.

The charters for each of the Board committees are posted on our website at www.investors.bestbuy.com. The charters include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent directors as defined under the SEC and NYSE corporate governance rules for such committees, and are "outside directors" for purposes of Internal Revenue Code section 162(m), as applicable. The Board has further determined that all of the members of the Audit Committee qualify as financial experts under SEC rules.

Among other duties, the Board committees have the following responsibilities:

Audit Committee. This committee assists the Board with its oversight responsibility regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) the qualifications and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and our independent registered public accounting firm; (v) the preparation of a report as required by the SEC to be included in this proxy statement; and (vi) our legal compliance and ethics programs, including the major risks facing the Company (including risks related to finance, operations and cyber-security), our legal, regulatory and risk oversight requirements, and our Code of Business Ethics.

Compensation Committee. This committee is responsible for executive officer and director compensation, including the establishment of our executive officer and director compensation philosophies, evaluating the performance of our CEO, approving CEO and executive officer compensation, and preparation of a report as required by the SEC to be included in this proxy statement. Oversight responsibilities of this committee include succession planning and compensation-related risk oversight. This committee also approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans of a compensatory nature.

Nominating Committee. This committee assists the Board with its responsibilities for general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends corporate governance principles to the Board, screens and presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and corporate responsibility and sustainability that affect us domestically and internationally. For additional information regarding our director nomination process, see Item of Business No. 1 – Election of Directors – Director Nomination Process.

Finance and Investment Policy Committee. This committee provides oversight of and advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources. It is responsible for ensuring we have adequate liquidity and approving certain significant contractual obligations.

The following table shows the date each committee was established, priorities for fiscal 2015, the number of meetings held in fiscal 2015 and the names of the directors serving on each committee as of January 31, 2015, our fiscal year end:

Committee	Fiscal 2015 Priorities	Number of Meetings During Fiscal 2015	Members
Audit	Further enhancements of the Company's cyber-security risk management and response preparedness	7	Hatim A. Tyabji*† J. Patrick Doyle† Russell P. Fradin† Thomas L. Millner† Gérard R. Vittecoq†
Compensation and Human Resources	Performance-driven compensation programs and employee engagement	7	Russell P. Fradin* Lisa M. Caputo Kathy J. Higgins Victor Sanjay Khosla
Nominating, Corporate Governance and Public Policy	Board composition and succession planning	7	Kathy J. Higgins Victor* Lisa M. Caputo David W. Kenny Thomas L. Millner
Finance and Investment Policy	Capital structure and risk management associated with our investment portfolio and liquidity	4	Gérard R. Vittecoq* Bradbury H. Anderson J. Patrick Doyle Sanjay Khosla Allen U. Lenzmeier

*	Chair

†	Designated as an "audit committee financial expert" for per SEC rules.
In April 2015, the Board approved the following changes to committee membership, which are effective following the Meeting and are consistent with the Board's ongoing refreshment (additions are indicated by underline):

Committee	Members
Audit	David W. Kenny*† J. Patrick Doyle† Thomas L. Millner† Gérard R. Vittecoq†
Compensation and Human Resources	Russell P. Fradin* Lisa M. Caputo Kathy J. Higgins Victor David W. Kenny
Nominating, Corporate Governance and Public Policy	Kathy J. Higgins Victor* Lisa M. Caputo Thomas L. Millner
Finance and Investment Policy	Gérard R. Vittecoq* Bradbury H. Anderson J. Patrick Doyle

*	Chair

†	Designated as an "audit committee financial expert" for per SEC rules.

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity.

Management is responsible for the day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management reviews significant enterprise risks and our general risk management strategy with the Board.

We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board leadership structure supports this approach. Our Board committees assist the Board in its oversight function as follows:

•
Our Audit Committee oversees our financial reporting process, our compliance program, and management’s policies to monitor and control material risks facing the Company (including, but not limited to, risks related to finance, operations, privacy, security (including cyber-security), legal and regulatory). The Audit Committee also oversees management's processes to identify and quantify the material risks that we face. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, our internal audit staff and our legal staff. Our internal audit staff, who report directly to the Audit Committee at least quarterly, assists management in identifying, evaluating and implementing risk management controls and procedures to address identified risks.

•	Our Compensation Committee is responsible for oversight of risk associated with our compensation plans.

•	Our Nominating Committee is responsible for oversight of Board processes, corporate governance-related risk and activities in the public policy and social responsibility arenas.

•	Our Finance and Investment Policy Committee is responsible for oversight of risk associated with our investment portfolio and liquidity.

Compensation Risk Assessment

In connection with their oversight of compensation-related risks, Compensation Committee members periodically review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. The review process identified our existing risk management framework and the key business risks that may materially affect us, reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks, and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design, which includes elements such as:

•	metric-based pay;

•	time matching performance periods;

•	payment for outputs;

•	goal diversification;

•	stock ownership guidelines;

•	payment caps; and

•	clawbacks.

The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the independence of our performance measurement teams and our internal control environment.

Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect.

Board Evaluation Process
Our Nominating Committee oversees the evaluation of the performance of the Board, its committees and individual directors. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole and of each member’s respective committee. The Nominating Committee reviews the results of these questionnaires and determines whether the results warrant any action. The results and any proposed action are then shared with the full Board for further discussion and approval of final action plans.
In addition, the Chair of our Nominating Committee and the Board Chairman conduct individual director assessments to review each director’s contributions to the Board during the past year and his or her performance against the director qualification standards. As part of this process, the Nominating Chair conducts confidential interviews with each director on an annual basis. The Nominating Committee also reviews the skills and qualifications of the Board as a whole to address Board composition needs on an annual basis and consider whether the skills on the Board continue to align with the strategy the Company is pursuing. The interviews, board composition analysis and individual assessments are utilized by the Nominating Committee to assess whether each director should continue to serve on the Board and stand for re-election at the next Regular Meeting of Shareholders and to otherwise address Board composition needs.
Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors and our independent registered public accounting firm. The orientation also addresses Board procedures, director responsibilities, our Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs and provide opportunities to attend commercial director education seminars outside of the Company to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments.

In fiscal 2015, the Board provided director orientation to Mr. Doyle and conducted a continuing education seminar for the full Board on the topics of digital, social media, omni-channel retail and e-commerce.

Anti-Hedging and Anti-Pledging Policies

All employees and Board members are prohibited from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account, unless approved in advance by the Compensation Committee.

Director Stock Ownership

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. We expect that until each director's ownership target is met, he or she will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 50% of shares (net of taxes) issued in connection with the lapse of restrictions on restricted stock awards. The ownership target does not need to be met within a certain timeframe and our directors are considered in compliance with the guidelines as long as progress towards the ownership target is being made, consistent with the expectations noted above. Further, beginning in fiscal 2014, all directors were required to hold all shares granted to them while they serve on our Board. In fiscal 2015, all of our non-management directors were in compliance with the ownership guidelines.

Our stock ownership guidelines for executive officers are discussed in the Executive and Director Compensation - Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Shareholder Engagement

The Company regularly engages with shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We have taken several actions in recent years in response to shareholder concerns elicited in this process, including: declassification of our Board, the determination to hold the advisory vote on our executive compensation on an annual basis, adjustments to the director appointments on our Board committees, and the development of our corporate social responsibility program and reporting. We also continue to facilitate direct shareholder communication with management and members of our Board, the ability to attend and voice opinions at our Regular Meeting of Shareholders, and the ability to easily access and obtain information regarding our Company on our website at www.investors.bestbuy.com. Please see Executive and Director Compensation — Introduction for more information regarding actions taken as a result of shareholder feedback received on our prior year's executive compensation decisions.

Public Policy

As a leading global retailer and corporate citizen, we believe that it is important to work with policymakers on issues impacting our customers, employees, businesses, shareholders and communities. We know that collaboration helps bring about change that better serves our communities where we live and work. Our public policy work directly aligns with our aspiration to be environmentally and socially accountable for our brands and business operations worldwide. In fiscal 2015, our public policy priorities included: marketplace fairness, privacy, connectivity, financial services, energy, environment and supply chain. More information about these priorities, as well as our annual political activity reports and related policies can be found at www.bby.com — select the "Government Relations" link.

Communications with the Board

Shareholders and interested parties who wish to contact the Board, any individual director, or the independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Nelsen will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Nelsen may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

Corporate Governance Website

If you would like additional information about our corporate governance practices, you may view the following documents at www.investors.bestbuy.com in the Corporate Governance section.

•	Amended and Restated Articles of Incorporation

•	Amended and Restated By-laws

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Finance and Investment Policy Committee Charter

•	Nominating, Corporate Governance and Public Policy Committee Charter

•	Code of Business Ethics

•	Best Buy Co., Inc. 2014 Omnibus Incentive Plan

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our By-laws provide that our Board consist of one or more directors and that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken. The number of directors on our Board is reviewed and set by our Board no less often than annually. In light of the number of nominees standing for re-election at the Meeting, in April 2015, the Board set the number of directors at nine, effective as of the date of the Meeting. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Director Qualification Standards

In seeking new board members, we focus on adding new skills and experiences necessary to the Company's business strategy and the Board's risk oversight obligations. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.

In evaluating candidates for nomination as a director, the Nominating Committee considers other criteria, including the candidate's history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point-of-view, take tough positions and constructively challenge management. Directors must also be committed to actively engaging in his or her Board roles, with sufficient time to carry out the duties of Board and Board committee membership. The Nominating Committee will also consider gender, ethnic and geographical diversity in evaluating candidates, along with independence and general criteria, such as an ability to provide informed and thoughtful counsel, mature judgment and listening skills.

Our Corporate Governance Principles specify that diversity on the Board be considered by the Nominating Committee in the director identification and nomination process. When considering candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, academia, law and government, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. When the Nominating Committee identifies an area of which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background or diversity characteristics, including gender, ethnic and geographical attributes. The Board believes that diversity in the backgrounds and qualifications of Board members provides a significant mix of experience, knowledge and abilities that allows the Board to fulfill its responsibilities and leads to a more effective oversight and decision-making process.

Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

The grid below summarizes the key qualifications, skills and attributes each of our directors possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

	Anderson	Caputo	Doyle	Fradin	Higgins Victor	Joly	Kenny	Millner	Vittecoq
Academia / Education		✓			✓
Business Operations	✓		✓	✓		✓	✓	✓	✓
Chief Executive Officer	✓		✓	✓		✓	✓	✓
Corporate Governance	✓	✓		✓	✓
Customer Engagement / Marketing	✓	✓				✓	✓	✓
Digital / e-Commerce						✓	✓	✓
Finance			✓	✓		✓	✓	✓	✓
Government / Public Policy		✓							✓
Retail / Consumer Services	✓		✓		✓	✓	✓	✓
Talent Management				✓	✓
Technology				✓		✓	✓

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed above.

When the Board elects to add a director to the Board, the Nominating Committee will announce the search and post any additional search criteria on our website at www.investors.bestbuy.com. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by search firms or shareholders, as well as by members of the Board. All candidates are evaluated based on the qualification standards discussed above and the current and future needs of the Board.

Shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Articles prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the votes cast with respect to the director is required to elect a director.

PROXY CARDS THAT ARE PROPERLY SIGNED AND RETURNED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the election of Bradbury H. Anderson, Lisa M. Caputo, J. Patrick Doyle, Russell P. Fradin, Kathy J. Higgins Victor, Hubert Joly, David W. Kenny, Thomas L. Millner and Gérard R. Vittecoq for a term of one year. All of the nominees are current members of the Board.

Director Nominees

The biographies of each of the nominees below include information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years if any, and the key experiences, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominee and any director, executive officer or person chosen to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the Company, any 5% shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries.

On March 25, 2013, we announced the appointment of Bradbury H. Anderson and Allen U. Lenzmeier as directors to our Board. Mr. Anderson and Mr. Lenzmeier were nominated by Richard M. Schulze, our founder and beneficial owner of approximately 13% of the Company. Pursuant to an agreement entered into between the Company and Mr. Schulze, Mr. Schulze is entitled to nominate two directors for appointment to our Board until he reaches the age of 75 (which will occur in January 2016). In the event either of Mr. Schulze's nominated directors resigns from the Board or is forced to leave the Board due to death, disability or serious illness, or is not elected at the applicable meeting of shareholders by the requisite percentage of shareholders for approval, Mr. Schulze will have the right to designate his successor, subject to the satisfaction of the Company’s director qualification standards and the Board’s approval, which shall not be unreasonably withheld. Mr. Schulze has informed the Company that he will not seek to replace Mr. Lenzmeier following his retirement at the Meeting. For more information regarding our agreement with Mr. Schulze, please see the Certain Relationships and Related Party Transactions section of this proxy statement, as well as the Current Reports on Form 8-K filed by the Company on August 26, 2012, December 14, 2012, March 25, 2013 and April 13, 2015.

Director Nominees:
(Ages and Committee roles as of April 28, 2015)

Bradbury H. Anderson	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 66	●	Finance and Investment Policy Committee	●	Carlson, Inc.
Director Since:			●	General Mills, Inc.*
March 2013			●	Lighthaus Logic
			●	Waste Management, Inc.*

Background: Chief Executive Officer of Best Buy Co., Inc. (2002-2009); President and Chief Operating Officer of Best Buy Co., Inc. (1991-2002).

What he brings to the Board: Mr. Anderson provides the perspective of a longtime Best Buy leader and an influential voice who has also shaped other highly regarded service organizations. He was Chief Executive Officer of Best Buy for seven years, having previously served as President and Chief Operating Officer. Having worked at Best Buy for more than 35 years, Mr. Anderson has deep insights into the company, its culture and its role in the consumer electronics marketplace. That expertise supports Best Buy’s mission of being the leading authority and destination for consumer electronics products and services. In addition, the companies on which Mr. Anderson serves as a director have a strong record of leveraging their unique assets to create significant differentiation, which is one of the goals of Renew Blue.

Education: Mr. Anderson holds a degree from the University of Denver.

Lisa M. Caputo	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 51	●	Compensation & Human Resources Committee	None
Director Since:	●	Nominating, Corporate Governance & Public Policy Committee
December 2009

Background: Executive Vice President and Chief Marketing and Communications Officer of The Travelers Companies, Inc., a property casualty insurer (2011-present); Managing Director and Senior Banker of the Public Sector Group of the Institutional Clients Group of Citigroup, Inc., a financial services company (2010-2011); Global Chief Marketing Officer and Executive Vice President of Citigroup, Inc. (2007-2010).

What she brings to the Board: Ms. Caputo’s position as Executive Vice President of Marketing and Communications of The Travelers Companies is helpful to Best Buy’s efforts to broaden its brand, rejuvenate the customer experience and transform its marketing efforts. She also spent 11 years at Citigroup, advising three chief executive officers on topics from marketing and communications to government affairs and community relations. Ms. Caputo has an exceptional track record of enhancing corporate social responsibility and employee engagement, key components of Best Buy’s Renew Blue initiative. She has also been a senior executive at the Walt Disney Company and at the CBS Corporation, and spent more than a decade in the public sector, serving as Deputy Assistant to President Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton. Ms. Caputo’s diverse public and private background and her service on multiple non-profit foundation boards lends an important voice to the Board deliberations, particularly those that involve the Company’s Renew Blue marketing initiatives.

Education: Ms. Caputo holds degrees from Brown University and Northwestern University.

J. Patrick Doyle	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 51	●	Audit Committee	●	Domino's Pizza, Inc.*
Director Since:	●	Finance and Investment Policy Committee
October 2014

Background: President and CEO of Domino’s Pizza Inc., the world leader in pizza delivery and the second-largest pizza company in the world (2010-present); President of Domino’s Pizza (2007-present); Executive Vice President of Team U.S.A. at Domino’s Pizza (2004-2007); Executive Vice President of Domino’s Pizza International (1999-2004); Senior Vice President of Marketing for Domino’s Pizza (1997-1999); Vice President and General Manager of Gerber Products Co. for its domestic baby food business and Vice President and General Manager of its Canadian subsidiary (1991-1997). He also previously served as European General Manager of Intravascular SA in LaCiotat, France, and as Corporate Finance Officer at First Chicago Corp.

What he brings to the Board: Having led a remarkable transformation at Domino’s, Mr. Doyle’s experience and insights are helpful to the Board of Directors and senior management as Best Buy is in the midst of a similar effort. His experience rebuilding Domino’s reputation among consumers is a great benefit to Best Buy, particularly in its Renew Blue marketing initiatives. Under Mr. Doyle, Domino’s also has enhanced its multichannel presence, with online orders now accounting for 40 percent of U.S. sales. That expertise supports Best Buy’s goal of increasing its online market share.

Education: Mr. Doyle holds degrees from The University of Chicago Booth School of Business and from the University of Michigan.

Russell P. Fradin	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 59	●	Audit Committee	●	SunGard Data Systems Inc. and its subsidiaries
Director Since:	●	Compensation & Human Resources Committee (Chair)
April 2013

Background: Chief Executive Officer and President of SunGard, a leading software and technology services company (2011-present); Chairman and Chief Executive Officer of AonHewitt, a global provider of human resources consulting and outsourcing solutions (2010-2011); Chief Executive Officer of Hewitt Associates (2006-2010); President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing solutions for the financial services sector (2004-2006).

What he brings to the Board: Mr. Fradin, the president and chief executive officer of SunGard Data Systems, Inc., has an extensive professional background in many areas related to good corporate governance. In addition to having served as an executive board chair, he has served as a CEO for more than decade, giving him firsthand insight into the partnership between an engaged Board and an effective, high-performing management team. For these reasons, the Best Buy Board of Directors has chosen him to be the Lead Independent Director.

In his role as a director, Mr. Fradin offers Best Buy the benefit of a 20-year career leading some of the country’s leading services business. This experience is of particular value given the Company’s emphasis on rejuvenating its services business as part of its Renew Blue transformation efforts. Additionally, Mr. Fradin’s previous leadership of Hewitt Consulting and, ultimately, Aon Hewitt, allows him to offer valuable advice on issues that include streamlining operations, reducing costs and executive compensation. Earlier in his career he ran the Global Employer Services business of Automatic Data Processing, Inc. and served as a senior partner with McKinsey and Company, where he specialized in advising Fortune 500 clients on new product and services innovations.

Education: Mr. Fradin holds a degree from the Wharton School of the University of Pennsylvania and from Harvard University.

Kathy J. Higgins Victor	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 58	●	Compensation & Human Resources Committee	None

Director Since:	●	Nominating, Corporate Governance & Public Policy Committee (Chair)
November 1999

Background: President and Founder of Centera Corporation, an executive development and leadership coaching firm (1994-present); Senior Vice President of Human Resources at Northwest Airlines, Inc., a global commercial airline now merged with Delta Air Lines (1991-1994).

What she brings to the Board: Ms. Higgins Victor, Founder and President of Centera Corporation, an executive development and leadership coaching firm, brings unmatched leadership to Best Buy’s goal of developing and retaining the industry’s best talent. She has extensive experience in executive development, human resources and succession planning. She led the Board’s efforts to recruit Company CEO, Hubert Joly, as well as several recent directors. Ms. Higgins Victor brings a global business perspective, having held international roles with Northwest Airlines, Inc. (now Delta Air Lines), where she was responsible for executive compensation, employee benefits and labor relations. Ms. Higgins Victor also serves on the board of trustees of the University of St. Thomas. Because of her expertise in corporate governance, organizational change management and global human resources, Best Buy relies on Ms. Higgins Victor to offer insight regarding its Renew Blue goal of building foundational capabilities necessary to unlock future growth strategies. This experience comes from a 30-year career advising senior executives among Fortune 100 companies.

Education: Ms. Higgins Victor holds a degree from the University of Avila.

Hubert Joly	Other For-Profit Directorships (*Public Company)
Age: 55	●	Ralph Lauren Corporation*
Director Since:
September 2012

Background: President, Chief Executive Officer and a Director of Best Buy Co., Inc. (2012-present); President and Chief Executive Officer of Carlson, Inc., a worldwide hospitality and travel company (2008-2012); President and Chief Executive Officer of Carlson Wagonlit Travel, a business travel management company (2004-2008); senior executive positions with Vivendi S.A., a French multinational media and telecommunications company (1999-2004).

What he brings to the Board: Mr. Joly has a strong reputation as a turnaround and transformation expert, having begun his corporate career leading the struggling French division of Electronic Data Systems ("EDS"). In his three years with EDS, the company reversed its revenue slide, going from 1.3 billion French Francs to 2.1 billion, while significantly increasing profit margin. At Vivendi Universal, he helped lead the restructuring and growth of the company’s video game business, followed by the restructuring of the company itself. Prior to joining Best Buy, Mr. Joly was Chief Executive Officer of Carlson, where he led a renaissance across all its businesses, including its restaurant and hotel divisions. Before becoming Carlson's Chief Executive Officer, he led a subsidiary unit, Carlson Wagonlit Travel, growing its sales from $8 billion to $25 billion in four years. Mr. Joly serves on the boards of Ralph Lauren Corp. and the Minnesota Business Partnership, and the executive committee of the Retail Industry Leaders Association. He began his career with McKinsey and Company, where he was a partner.

Education: Mr. Joly is a graduate of École des Hautes Études Commerciales de Paris (HEC Paris) and of the Institut d’Etudes Politiques de Paris.

David W. Kenny	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 53	●	Nominating, Corporate Governance & Public Policy Committee	●	The Weather Company
Director Since:			●	SessionM
September 2013

Background: Chairman and Chief Executive Officer of The Weather Company, a leading provider of weather forecasts and information (2012-present); President of Akamai, a leading cloud platform technology company (2011-2012); Managing Partner of VivaKi, a provider of integrated strategy, technology and marketing solutions for internet-based ecommerce companies (2006-2010); Founder and Chief Executive Officer of Digitas, Inc., which was later merged with VivaKi (1997-2006).

What he brings to the Board: Mr. Kenny has an impressive track record of transforming companies, a valuable asset for Best Buy’s business imperatives. As Chairman and Chief Executive Officer of The Weather Company, which includes The Weather Channel and weather.com, Mr. Kenny has helped turn that organization into a media heavyweight that produces television programming, develops applications, publishes content and uses analytics to connect businesses to consumers through weather and climate-related content. Mr. Kenny uses those consumer centric and strategic skills to support Best Buy’s transformation efforts, including its goal of capturing online share and serving customers based on how, where, and when they want to be served. Mr. Kenny’s online leadership dates to 1997, when he founded Digitas, Inc., a provider of technology and marketing solutions for e-commerce and multi-channel companies. He has also served on the board of directors of The Corporate Executive Board, Akamai Technologies and Yahoo!, where he played an essential role in that company’s transformation with the hiring of its current chief executive officer.

Education: Mr. Kenny holds degrees from the GM Institute (now Kettering University) and Harvard University.

Thomas L. "Tommy" Millner	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 61	●	Audit Committee	●	Cabela's Inc.*
Director Since:	●	Nominating, Corporate Governance & Public Policy Committee
January 2014

Background: President and Chief Executive Officer of Cabela’s, Inc., a leading omni-channel retailer of hunting, fishing and camping products (2009-present); President and Chief Executive Officer of Freedom Group, Inc. and its successor company, Remington Arms Company, Inc., a firearms and ammunition manufacturer (1999-2009).

What he brings to the Board: As the President and Chief Executive Officer of Cabela’s, Inc., Mr. Millner is one of the top multi-channel retail leaders in the country. As the Chief Executive Officer of North America’s foremost outdoors retailer, Mr. Millner brings to the Best Buy Board expertise in support of the Company’s Renew Blue strategic priorities, particularly those concerning effective merchandizing and multi-channel operations. He has experience leading a specialty retailer through a transformation; when he joined Cabela’s, the company’s market capitalization hovered near $500 million; five years later, it exceeded $5 billion. Before leading that remarkable growth, Mr. Millner was President and Chief Executive Officer of Remington Arms Company. Earlier in his career he was Chief Executive Officer and President of Pilliod Cabinet and held various leadership positions at Broyhill Furniture and Thomasville Furniture. Experience gained throughout his career complements Best Buy’s strategy for enhanced personalized consumer marketing. Mr. Millner has served on many non-profit boards and is a director and member of the Executive Committee of United States Sportsmen's Alliance and a director of Cabela's Outdoor Fund.

Education: Mr. Millner holds a degree from Randolph Macon College.

Gérard R. Vittecoq	Best Buy Committees:		Other For-Profit Directorships (*Public Company)
Age: 66	●	Audit Committee	●	Ariel Compressors
Director Since:	●	Finance & Investment Policy Committee (Chair)	●	Vanguard Logistics Services
September 2008			●	Mantrac Group

Background: Group President and Executive Office Member of Caterpillar Inc., a manufacturer of construction and mining equipment (2004-2013); Vice President overseeing Europe-Africa-Middle East Product Development and Operations division of Caterpillar Inc. (2001-2004); Managing Director of Caterpillar Belgium S.A. (1997-2001).

What he brings to the Board: Mr. Vittecoq’s global perspective and international business acumen are invaluable as the Company works to transform its business and improve operational efficiencies. As a Group President of Caterpillar, Inc., he was responsible for the development and implementation of Lean manufacturing, an effort that drove meaningful results for Caterpillar. Before he retired in 2013, Mr. Vittecoq led a strategic initiative to deliver world-class results for the company, focusing on customer expectations and driving competitive advantage, two elements crucial to Best Buy’s transformation. He is an innovator when it comes to supply chain and logistics and brings that creative, world-view thinking to Best Buy. Mr. Vittecoq is an executive member of the World Business Council for Sustainable Development and a member of the Evian Group: Free Trade Think Tank.

Education: Mr. Vittecoq holds degrees from École Supérieure de Commerce in France and Laval University in Canada.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of our common stock beneficially owned at January 31, 2015 (unless otherwise indicated), by our CEO, our Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director and director nominee, all directors and executive officers as a group, and each person, or any group that we know who beneficially owns more than 5% of the outstanding shares of our common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Hubert Joly, President, Chief Executive Officer and Director	578,384	(2)	*
Sharon L. McCollam, Chief Administrative Officer and Chief Financial Officer	369,724	(3)	*
Shari L. Ballard, President, U.S. Retail and Chief Human Resources Officer	464,669	(4)	*
R. Michael Mohan, Chief Merchandising Officer	230,174	(5)	*
Keith J. Nelsen, General Counsel	142,959	(6)	*
Hatim A. Tyabji, Chairman of the Board of Directors	155,535	(7)	*
Bradbury H. Anderson, Director	148,395	(8)	*
Lisa M. Caputo, Director	33,726	(9)	*
J. Patrick Doyle, Director	1,106	(10)	*
Russell P. Fradin, Director	11,226	(11)	*
Kathy J. Higgins Victor, Director	62,476	(12)	*
David W. Kenny, Director	7,203	(13)	*
Sanjay Khosla, Director	44,606	(14)	*
Allen U. Lenzmeier, Director	705,431	(15)	*
Thomas L. Millner, Director	5,690	(16)	*
Gérard R. Vittecoq, Director	45,867	(17)	*
All current directors and executive officers, as a group (16 individuals)	3,007,171	(18)	0.85%
Richard M. Schulze, Founder and Chairman Emeritus 3033 Excelsior Blvd., Suite 525 Minneapolis, MN 55416	48,854,405	(19)	13.90%
FMR LLC ("Fidelity") 82 Devonshire Street Boston, MA 02109	40,934,932	(20)	11.67%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	25,361,609	(21)	7.23%

*	Less than 1%.

(1)	The business address for all current directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota, 55423.

(2)
The figure represents: (a) 23,932 outstanding shares owned by Mr. Joly; (b) 295,766 restricted stock units which Mr. Joly could convert to shares within 60 days of January 31, 2015; and (c) options to purchase 258,686 shares, which Mr. Joly could exercise within 60 days of January 31, 2015. The figure does not include 179,490 unvested restricted shares and 60,723 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(3)
The figure represents: (a) 49,919 outstanding shares owned by Ms. McCollam; and (b) options to purchase 319,805 shares, which Ms. McCollam could exercise within 60 days of January 31, 2015. The figure does not include 130,680 unvested restricted shares which could not vest within 60 days of January 31, 2015.

(4)
The figure represents: (a) 672 outstanding shares owned by Ms. Ballard; (b) 417 restricted shares subject to a time-based vesting schedule which vest within 60 days of January 31, 2015; and (c) options to purchase 463,580 shares, which Ms. Ballard could exercise within 60 days of January 31, 2015. The figure does not include 57,974 unvested restricted shares which could not vest within 60 days of January 31, 2015.

(5)
The figure represents: (a) 35,112 outstanding shares owned by Mr. Mohan; (b) 11,514 restricted shares subject to a time-based vesting schedule which vest within 60 days of January 31, 2015; (c) 1,669 outstanding shares in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Mohan; and (d) options to purchase 181,879 shares, which Mr. Mohan could exercise within 60 days of January 31, 2015. The figure does not include 65,776 unvested restricted shares which could not vest within 60 days of January 31, 2015.

(6)
The figure represents: (a) 1,073 outstanding shares owned by Mr. Nelsen; (b) 260 restricted shares subject to a time-based vesting schedule which vest within 60 days of January 31, 2015; (c) 816 outstanding shares in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Nelsen; and (d) options to purchase 140,810 shares, which Mr. Nelsen could exercise within 60 days of January 31, 2015. The figure does not include 53,000 unvested restricted shares which could not vest within 60 days of January 31, 2015.

(7)
The figure represents: (a) 81,833 outstanding shares owned by Mr. Tyabji; (b) 22,452 restricted stock units which Mr. Tyabji could convert to shares within 60 days of January 31, 2015; and (c) options to purchase 51,250 shares, which Mr. Tyabji could exercise within 60 days of January 31, 2015. The figure does not include 2,284 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(8)
The figure represents: (a) 19,183 outstanding shares registered in the name of Mr. Anderson and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson; (b) 70,497 outstanding shares registered in the name of Mr. Anderson's spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (c) 35,494 outstanding shares held in a Grantor Retained Annuity Trust registered in the name of Mr. Anderson's spouse and co-trustees, and held by them as trustees for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (d) 11,995 outstanding shares owned by the Anderson Family Foundation, of which Mr. Anderson is a director; and (e) 11,226 restricted stock units which Mr. Anderson could convert to shares within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(9)
The figure represents: (a) 10,000 outstanding shares owned by Ms. Caputo; (b) 11,226 restricted stock units which Ms. Caputo could convert to shares within 60 days of January 31, 2015; and (c) options to purchase 12,500 shares, which Ms. Caputo could exercise within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(10)
The figure represents 1,106 restricted stock units which Mr. Doyle could convert to shares within 60 days of January 31, 2015. The figure does not include 1,884 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(11)
The figure represents 11,226 restricted stock units which Mr. Fradin could convert to shares within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(12)
The figure represents: (a) 11,226 restricted stock units which Ms. Higgins Victor could convert to shares within 60 days of January 31, 2015; and (b) options to purchase 51,250 shares, which Ms. Higgins Victor could exercise within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(13)
The figure represents 7,203 restricted stock units which Mr. Kenny could convert to shares within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(14)
The figure represents: (a) 690 outstanding shares owned by Mr. Khosla; (b) 11,440 outstanding shares registered in the name of Mr. Khosla and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Khosla; (c) 11,226 restricted stock units which Mr. Khosla could convert to shares within 60 days of January 31, 2015; and (d) options to purchase 21,250 shares, which Mr. Khosla could exercise within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(15)
The figure represents: (a) 627,205 outstanding shares registered in the name of Mr. Lenzmeier and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Lenzmeier and his spouse; (b) 27,000 outstanding shares owned by the Lenzmeier Family Foundation; (c) 11,226 restricted stock units which Mr. Lenzmeier could convert to shares within 60 days of January 31, 2015; and (d) options to purchase 40,000 shares, which Mr. Lenzmeier could exercise within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(16)
The figure represents 5,690 restricted stock units which Mr. Millner could convert to shares within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(17)
The figure represents: (a) 13,391 outstanding shares owned by Mr. Vittecoq; (b) 11,226 restricted stock units which Mr. Vittecoq could convert to shares within 60 days of January 31, 2015; and (c) options to purchase 21,250 shares, which Mr. Vittecoq could exercise within 60 days of January 31, 2015. The figure does not include 1,142 unvested restricted stock units which could not vest within 60 days of January 31, 2015.

(18)	The figure represents outstanding shares and options described in the preceding footnotes (2) thru (17).

(19)
Mr. Schulze is our Founder and Chairman Emeritus, but he is no longer a member of our Board and is not considered an executive officer. He is listed here due to his status as a beneficial owner of more than 5% of the Company. The figure represents: (a) 1,732,500 outstanding shares owned by Mr. Schulze; (b) 23,289,134 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million in aggregate value of shares have been pledged by the trust as collateral to secure a line of credit; (c) 18,090,268 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of Grantor Retained Annuity Trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Grantor Retained Annuity Trust; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his pecuniary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 12,309 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (k) 3,073,304 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (l) 75,157 outstanding shares registered in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Schulze; and (m) options to purchase 18,750 shares, which he could exercise within 60 days of January 31, 2015.

(20)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 13, 2015. FMR LLC and certain related entities have sole voting power over 1,338,137 shares and sole dispositive power over 40,934,932 shares.

(21)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group has sole voting power over 503,227 shares, sole dispositive power over 24,884,972 shares and shared dispositive power of 476,637 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended January 31, 2015, except that on March 6, 2015, a Form 5 was filed to reflect the sale of shares on September 16, 2014 for Richard M. Schulze.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy prohibits "related party transactions" unless approved by the Audit Committee and the Board. For purposes of our policy, a "related party transaction" is a transaction or series of transactions in which (a) the Company or a subsidiary is a participant, (b) the aggregate amount involved exceeds $120,000 and (c) any director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members has a direct or indirect material interest.

A related party transaction will generally not be approved unless it provides us with a demonstrable incremental benefit and the terms are competitive with those available from unaffiliated third parties. Only Board members who do not have an interest in the transaction are permitted to vote on a related party transaction. In addition, ongoing related party transactions are reviewed annually by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below were approved (or re-approved if ongoing) by the Audit Committee and the Board in March 2015, in accordance with our Related Party Transactions Policy.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

As of the date of this filing, Mr. Schulze owned approximately 13% of our common stock. On March 25, 2013, we entered into a letter agreement with Mr. Schulze pursuant to which, among other things, Mr. Schulze was given the lifetime honorary title of "Founder and Chairman Emeritus" of the Company, although he is not an executive and is no longer a member of our Board. Under this letter agreement, we agreed to compensate Mr. Schulze in an amount not to exceed $2.125 million in connection with his preparation and ongoing consultation with regard to a business plan for Best Buy. We agreed to pay this sum in quarterly installments beginning on the three-month anniversary of the signing of the letter agreement. In addition, we agreed to compensate Mr. Schulze with an annual base salary of $150,000, and to provide lifetime medical benefits for him, his spouse and his eligible dependents in accordance with our plans, practices, programs and policies in effect generally for our executives and their dependents. We also agreed to provide office space and administrative support, and to reimburse Mr. Schulze for his costs and out-of-pocket expenses incurred in the performance of his duties as Chairman Emeritus. Mr. Schulze is also entitled, under the letter agreement, to nominate two directors for appointment to the Board of Directors. Messrs. Anderson and Lenzmeier were nominated and elected to the Board as part of this arrangement. The letter agreement's term expires when Mr. Schulze reaches the age of 75 (which will occur in January 2016), except as specifically described above.

We leased two of our former U.S. Best Buy store locations from Mr. Schulze. We entered into both real estate leases with Mr. Schulze prior to 1990, and the Board approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. At the time of entering into these leases, the Board determined that they were in our best interest and had terms that were competitive with terms available from unaffiliated third parties. We closed both stores in May 2012. In March 2014, with Board approval, we entered into a lease termination agreement for one of the store locations, in which we agreed to pay a termination fee of approximately $800,000 in exchange for a release from our future rent and other obligations under the lease (which totaled approximately $3,000,000). The remaining store location lease includes escalation clauses and, depending upon our exercise of successive renewal options, runs through 2018. We continue to pay rent for this remaining location per the terms of the lease. During fiscal 2015, we paid aggregate rents of approximately $660,000 for the two store locations leased from Mr. Schulze (rental fees were incurred for the now-sold location during the first quarter). We are reviewing options for use of the space or subtenancy of this remaining store location to mitigate our costs.

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's brother, Robert Schulze. Fixture contracts are submitted through a competitive bidding process in which Phoenix is free to participate. Payments made to Phoenix are pursuant to contracts awarded following the competitive bidding process. In light of Mr. Schulze's relationship with Phoenix, the Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board approved the transactions and our continued business dealings with Phoenix. The total amount paid to Phoenix during fiscal 2015 was approximately $7.5 million USD and $31,000 CAD, compared to approximately $5.6 million USD and $202,000 CAD paid in fiscal 2014. All transactions with Phoenix during fiscal 2015 were subject to the competitive bidding process discussed above to ensure fair prices and terms.

Ryan Green, Mr. Schulze's step-son, is employed with us as a Director of Category and Sourcing Management in our Procurement department at our corporate headquarters in Richfield, Minnesota. Mr. Green's total cash compensation for fiscal 2015 was approximately $140,000. Mr. Green also received an annual long-term incentive award of 1,400 time-based restricted shares, which vests in one-third increments on each anniversary of the grant for three years, and which award is consistent for other employees at his level. Mr. Green is eligible to receive employee benefits generally available to all employees. Mr. Green's employment with us began in August 2012. Mr. Schulze's family member is compensated at a level comparable to the compensation paid to non-family members in similar positions at Best Buy.

Fidelity

FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2015, stating that it holds 11.67% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. Certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $529,000 for these services for fiscal 2015. The administrative services contracts were initially entered into prior to Fidelity's Schedule 13G filing and 5% holder status. The contracts were negotiated at arms length, and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

In fiscal 2015, the Audit Committee included five members. The Audit Committee acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our website at www.investors.bestbuy.com. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that all of the five members of the Audit Committee who served during fiscal 2015 are "audit committee financial experts" for purposes of SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

During fiscal 2015, Mr. Tyabji continued to serve as Chair of the Audit Committee. In November 2014, Mr. J. Patrick Doyle was appointed to the Audit Committee.

Committee Meetings

The Audit Committee met seven times, including two times via conference call, during fiscal 2015. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Recommendation Regarding Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended January 31, 2015, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 "The Auditor's Communication with Audit Committees."

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board (U.S.) regarding the independent accountant's communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2015. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 31, 2015, as filed with the SEC.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, as amended, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

AUDIT COMMITTEE

Hatim A. Tyabji (Chair)
J. Patrick Doyle
Russell P. Fradin
Thomas L. Millner
Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT"

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. As part of this oversight, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation. D&T has been retained as our independent registered public accounting firm since fiscal 2006. The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year ending January 30, 2016. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

The Audit Committee is responsible for the audit fee negotiations associated with the retention of our independent registered public accounting firm. For the fiscal years ended January 31, 2015, and February 1, 2014, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2015 and fiscal 2014, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy as described in the Audit Committee Report:

Service Type	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$3,072,000	$3,079,000
Audit-Related Fees(2)	1,133,000	1,108,000
Tax Fees(3)	45,000	268,000
Total Fees	$4,250,000	$4,455,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended January 31, 2015, and February 1, 2014; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; and SEC registration statements.

(2)	Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundations.

(3)	Consists primarily of tax compliance services based on time and materials.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Board Voting Recommendation

The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and our shareholders. The Board recommends that shareholders vote FOR the proposal to ratify the appointment of D&T as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to ratify D&T as our independent registered accounting firm.

Although ratification is not required pursuant to our By-laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

The Compensation Discussion and Analysis below describes how the Compensation Committee of the Board decided to compensate our fiscal 2015 NEOs:

●	Hubert Joly, President and Chief Executive Officer;
●	Sharon L. McCollam, Chief Administrative and Chief Financial Officer;
●	Shari L. Ballard, President, U.S. Retail and Chief Human Resources Officer;
●	R. Michael Mohan, Chief Merchandising Officer; and
●	Keith J. Nelsen, General Counsel and Secretary.

Consideration of Prior “Say on Pay” Votes

At our Regular Meeting of Shareholders in June 2014, 98% of our shareholders voted for our “Say on Pay” proposal, which was an increase from the level of support we received in 2013 and 2012 (when 83% and 38%, respectively, of shareholders voted for our "Say on Pay" proposal) while navigating a series of unplanned leadership transitions.

We believe the level of support we received from shareholders for the last two years was driven in part by our improved performance and commitment to align pay and performance, which we communicated to investors through shareholder outreach prior to our 2014 and 2013 Regular Meetings of Shareholders. During the year, we reached out to all of our top twenty shareholders, representing approximately 70% of our outstanding shares, and several of our top fifty shareholders offering to discuss any concerns regarding executive compensation practices and other governance issues. As a result of these outreach efforts, we engaged in direct conversations with shareholders to answer their questions, provide commentary on the compensation decisions made during the year and receive feedback to be considered when making future decisions. Further, as discussed in the Corporate Governance at Best Buy — Shareholder Engagement section, we regularly engage with our shareholders throughout the year regarding their various priorities and we welcome their feedback on our practices and policies.

Summary of Executive Compensation Practices

Pay for Performance

✓
We tie pay to performance by setting clear financial goals and delivering the majority of compensation opportunity through variable incentives in which payout is based on performance against predetermined goals and absolute and relative changes in our stock price over time.

✓	We use multiple performance metrics that differ for the long-term and short-term plans.

✓
We use performance-vesting equity (50% for the CEO and one-third for the other NEOs) as a large portion of our long-term incentive program and long-term and short-term incentives comprise a large portion of our total compensation opportunity (90% for the CEO and 80%, on average, for the other NEOs).

Risk Mitigators

✓	We review peer group market data when making executive compensation decisions.

✓	We have share ownership and trading guidelines for executive officers and Board members.

✓	We have anti-hedging and anti-pledging policies and clawback provisions to mitigate risk and discourage perverse behaviors.

✓	We have robust processes to identify and mitigate compensation risk.

✓	Our Compensation Committee uses an outside independent compensation consulting firm that performs no other services for the Company.

Shareholder Engagement

✓	We have a shareholder engagement program that covers, among other things, executive compensation issues.

✓	We provide shareholder feedback to the Compensation Committee, which considers the feedback when reviewing executive compensation programs and policies.

Prohibited Practices

✗	We do not reprice underwater options or stock appreciation rights without shareholder approval.

✗	We do not have supplemental executive retirement plans that provide extra benefits to the NEOs.

✗	We do not pay dividends or dividend equivalents on unearned performance share awards.

Key Fiscal 2015 Compensation Decisions

Our key compensation decisions for fiscal 2015, as explained in further detail within our Compensation Discussion and Analysis, are summarized here:

•	Base Salaries: We made no base salary changes other than for Mr. Mohan due to his expanded role and responsibilities.

•
Short-Term Incentives: We made no change to the short-term incentive plan target payout percentages, other than an increase for Mr. Mohan in conjunction with his expanded role and responsibilities. Above-target performance resulted in payouts of 131% of target for our NEOs.

•	Long-Term Incentives: Our long-term incentive program changes were limited to an increased target and one-time award for Mr. Mohan in conjunction with his expanded role and responsibilities.

•
Other Compensation: The NEOs continue to receive the same employee benefits, perquisites and other rewards generally offered to our U.S.-based officers. We do not provide special pension benefits or other non-performance-based entitlements to the NEOs that are inconsistent with our compensation philosophy.

Preview of Key Fiscal 2016 Compensation Decisions

After several years of maintaining generally flat compensation levels for our NEOs (and given the progress made on domestic comparable sales and domestic operating income) the Compensation Committee recognized the need to make market based adjustments to recognize and retain the critical leaders that are driving Best Buy’s transformation. These changes include base salary, short-term incentive and/or long-term incentive adjustments, depending on each position, the incumbent and the market. A summary of these changes is included below:

•	Base Salaries: We made increases in base salary ranging from 0% to 18%, depending on role and market rates.

•
Short-Term Incentives: We made changes to the short-term incentive plan target payout percentages from 125% to 150% for two of our NEOs to reflect market rates, the scope of their roles and impact of their contributions to our company performance.

•
Long-Term Incentives: Our long-term incentive program changes focused on increased targets for all NEOs in order to reflect market practice and promote retention of key leadership during this critical period of transformation.

•	Other Compensation: No changes were made to the employee benefits, perquisites or other rewards offered to our NEOs.

Compensation Discussion and Analysis

Compensation Philosophy, Objectives and Policies

The Company’s compensation philosophy is to align executive compensation with shareholders’ interests. To that end, the Compensation Committee works to ensure that base salaries are market competitive, and short- and long-term incentives are heavily weighted toward Company performance and are within the range of market practice.
We achieve these objectives by using programs that are designed to align employee interests with Company goals and create a common vision of success without undue risk.

The following executive compensation policies and practices were in effect during fiscal 2015:

•
Pay-for-performance. We tie pay to performance. The majority of executive pay is not guaranteed but instead is tied to performance metrics designed to drive shareholder value. If performance goals are not attained, no compensation is paid.

•
Mitigate undue risk. We mitigate undue risk by, among other things, utilizing caps on incentive award payments and vesting periods on potential equity payments, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee and Committee Consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Shareholder engagement. We routinely engage with shareholders regarding executive compensation and related issues.

•
Re-pricing of stock options. Stock options may not, without the approval of our shareholders, be: (i) amended to reduce its initial exercise price (except for adjustments in the case of a stock split or similar event); (ii) canceled and replaced by a stock option having a lower exercise price or (iii) canceled and replaced with cash or other securities.

•
Stock ownership and trading policies. We have stock ownership guidelines for our executive officers, including the NEOs. As of the end of fiscal 2015, each NEO was in compliance with the guidelines. We prohibit all employees, including the NEOs, and members of the Board from hedging Company securities. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account, unless approved in advance by the Compensation Committee.

•
NEOs' benefits. Our executive officers, including the NEOs, generally receive the same employee benefits as other officers. We do not have an executive retirement plan that provides extra benefits to the NEOs.

Governance

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process for our NEOs.

Key Participant
Compensation Committee
Role in Decision-Making Process
Establishes our compensation objectives.

Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs. Also oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees, including the NEOs. The compensation committee may not delegate its responsibility to oversee executive compensation.

The Compensation Committee's charter is available on our website at www.investors.bestbuy.com.

Compensation Committee's Independent Compensation Consultant
Role in Decision-Making Process
Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our objectives and are reasonable when compared to our peer market for executive and director talent.

Assists in the design of the variable incentive plans, the determination of the overall compensation mix, the selection of performance metrics and the setting of the performance goals and ranges.

Assists in the setting of CEO compensation opportunity.

Reviews the results of the compensation risk assessment with the Compensation Committee and identifies key takeaways.

Provides perspective on market practice and information about emerging trends.

The Compensation Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. Frederic W. Cook & Co., Inc. has served as the Compensation Committee's independent compensation consultant since the fall of 2012.

CEO
Role in Decision-Making Process
Creates and presents recommendations to the Compensation Committee for our other executive officers and provides his perspective. Does not participate in or otherwise influence recommendations regarding his own compensation.

Human Resources ("HR")
Role in Decision-Making Process
Provides the Compensation Committee with market analytics in support of the CEO's recommendations for our executive officers, other than the CEO. Management does not make recommendations on CEO compensation. As necessary, HR engages outside consultants, including Towers Watson & Co., to assist with its analytics and recommendations.

Finance
Role in Decision-Making Process
Provides the Compensation Committee with financial analytics in support of the short- and long-term program design and target setting.

Compensation Consultant Independence

The Compensation Committee reviewed the independence of Frederic W. Cook & Co., Inc. under NYSE and SEC listing standards. Based on its review and information provided by Frederic W. Cook & Co., Inc. regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interests, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of Frederic W. Cook & Co., Inc. has not raised any conflicts of interest and it is deemed to be an independent advisor to the Compensation Committee.

In addition, thought not required by the NYSE, the Compensation Committee reviewed the independence of Towers Watson & Co., the outside consultant engaged by management. Based on its review and information provided by Towers Watson & Co. regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interests, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of Towers Watson & Co. has not raised any conflicts of interest and it is deemed to be an independent advisor to the Company.

Factors in Decision-Making

Market Competitive Data. For fiscal 2015, each element of compensation and the level of total direct compensation for our NEOs was considered against market benchmarks and views of individual performance. Our Compensation Committee reviewed publicly available compensation data for our peer group of companies, Fortune 100 companies and general industry survey data. We used available information and monitored actions taken by our peer group to evaluate market trends and to assess the long-term incentive and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100 companies.

Change in Peer Group for Fiscal 2015. We review our peer group annually. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business model, represents the labor market for executive talent and includes external perspectives. For 2015, the Compensation Committee approved the peer group based on the following criteria:

•	Business model: combination of physical retailers, e-commerce retailers, digital companies, global companies and iconic brands;

•	Size: revenue similar to us;

•	Current peers: preference, but not obligation, toward consistency in an effort to maintain reliability from year to year in the results of our compensation analysis; and

•	Labor market consideration: companies that listed us as a peer.

For fiscal 2015, our peer group included the following companies:

Amazon.com, Inc.	Kohl's Corporation	Office Depot, Inc.
Apple Inc.	Lowe's Companies Inc.	Staples, Inc.
Costco Wholesale Corporation	Macy’s, Inc.	Target Corporation
eBay Inc.	Microsoft Corporation	Wal-Mart Stores, Inc.
Google Inc.	Nike, Inc.	Walgreen Co.
The Home Depot, Inc.	Nordstrom, Inc.

At the time of the analysis, relative to the 17 companies, the Company was competitive on revenue and earnings measures.

Executive Compensation Elements

Overview. Our NEOs' compensation in fiscal 2015 included the following ongoing elements (for additional details on specific awards, see the discussion below and the Compensation of Executive Officers - Summary Compensation Table section):

Compensation Component	Key Characteristics	Purpose	Principal Fiscal 2015 Actions
Base Salary	Cash; reviewed annually and adjusted if appropriate.	Provide competitive, fixed compensation to attract and retain executive talent.	Base compensation increases limited other than adjustment for Mr. Mohan due to role change.
Short-Term Incentive ("STI")	Cash. Variable compensation component. Performance-based award opportunity. Payable based on financial metrics.	Create a strong financial incentive for achieving or exceeding Company goals.
Financial metrics for fiscal 2015 included enterprise comparable sales, enterprise operating income, North America cost take-out, U.S. digital revenue growth and U.S. net promoter score.
The NEOs received payouts equal to 131% of target.

Long-Term Incentive ("LTI")	Performance share awards, stock options and time-based restricted shares.	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.	LTI changes limited to an increased target and one-time award of stock options and time-based restricted stock for Mr. Mohan based on increased responsibilities.
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans.	Plans are part of our broad-based employee benefits program.	The NEOs continue to participate in generally the same benefits as our other employees.
Executive Benefits	Annual executive physical exam, supplemental long-term disability insurance, and tax planning/preparation services.	Provide competitive benefits to promote the health, well-being and financial security of our executive officers.	No material changes were made to the NEOs' benefits in fiscal 2015.

Fiscal 2015 Pay Mix. The Compensation Committee emphasizes variable performance-based pay when setting the target pay mix for our executive officers, but does not establish a set pay mix for them. The target pay mix for fiscal 2015 for our CEO and other NEOs, on average, is shown below. Actual salary levels, STI awards (discussed in further detail in the Short-Term Incentive section) and LTI awards (discussed in further detail in the Long-Term Incentive section) vary based on the market analysis described above. About 90% of the CEO’s target pay and, on average, 80% of the other NEOs’ target pay is variable based on operating performance, changes in our stock price and/or total shareholder return relative to the S&P 500 companies.

Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in the Compensation of Executive Officers section.

Base Salary

In March 2014, the Compensation Committee reviewed the total compensation for each NEO, including their base salaries. Based on the stage of the Company's transformation and its assessment of each officer relative to market data, the Compensation Committee approved base salary increases for Mr. Mohan due to his expanded responsibilities (including assuming responsibility for store and space design and category operations) that resulted from several officer departures. The base salaries of the other NEOs remained the same.

Name	Fiscal 2015 Annual Base Salary	Fiscal 2014 Annual Base Salary	Percent Change
Mr. Joly	$1,175,000	$1,175,000	0%
Ms. McCollam	$925,000	$925,000	0%
Ms. Ballard	$700,000	$700,000	0%
Mr. Mohan	$700,000	$500,000	40%
Mr. Nelsen	$550,000	$550,000	0%

Short-Term Incentive

Our executive compensation programs are designed to ensure that a significant percentage of total compensation is linked to Company performance. For fiscal 2015, the NEOs were eligible for performance-based, short-term incentive cash awards pursuant to our fiscal 2015 STI.

The fiscal 2015 STI is structured as a “plan within a plan,” pursuant to the 2011 shareholder approved Executive Short-Term Incentive Plan (“Executive STI Plan”). The Executive STI Plan sets the maximum award pool for the CEO and three other NEOs (excluding the CFO) at 5% of adjusted net earnings. Individual allocations of that pool are set annually. Specific performance goals are established such that the maximum payout potential does not exceed the maximum award pool or the individual allocations.
Fiscal 2015 STI Performance Criteria. In January 2014, the Compensation Committee approved the performance criteria for the fiscal 2015 STI. For fiscal 2015, the Compensation Committee approved the same performance metrics as in fiscal 2014 as those metrics continued to support our fiscal 2015 Renew Blue priorities, specifically operating income, stabilizing comparable sales (which historically were declining), US digital revenue growth, and customer experience. The weighting of the priorities, which is also consistent with fiscal 2014, placed the greatest emphasis on overall profit and top line revenue growth while also giving significant weight to our fiscal 2015 Renew Blue strategic priorities. The metrics and their respective weights were:

STI Metric	Metric Weighting	Definition
Compensable Enterprise Operating Income	50%. Served as the minimum threshold for STI awards to be paid
Non-GAAP operating income from continuing operations as reported in the Company’s Annual Report on Form 10-K, adjusted for the impacts of: (1) unbudgeted changes in laws, regulations or accounting principles; (2) currency fluctuations from budgeted foreign exchange rates; and (3) unbudgeted mergers, acquisitions or divestures.

Enterprise Comparable Sales	20%	Enterprise revenue at websites, stores, and call centers operating for at least 14 full months, compared to revenue from similar channels open at least 14 full months in the prior fiscal year.
Renew Blue Priorities:	30%
North America Cost Takeout	10%	Total selling, general and administrative expense and cost of goods sold reduction initiatives approved and executed during the year, measured as an annualized value.
U.S. Digital Revenue Growth	10%	Total fiscal 2015 domestic online revenue less fiscal 2014 domestic online revenue divided by total fiscal 2014 domestic online revenue.
U.S. Net Promoter Score	10%
Customer experience metric in which customers are asked how likely they are to recommend Best Buy to a friend, colleague or family member; the percent of those likely to recommend less the percent of those unlikely to recommend is Net Promoter Score.

In March 2014, the Compensation Committee approved the performance goals for each metric. The minimum, target and maximum goals for each metric were evaluated in order to ensure they would incent the desired level of performance for each priority. As a result, the performance levels were increased by varying degrees, depending on the metric, in order to improve performance year-over-year.

The following chart shows actual fiscal 2015 performance compared to the minimum, target and maximum goals for each metric. The chart also includes the same information from fiscal 2014 (as presented in last year’s proxy statement) in order to illustrate where the goals were increased and how our actual performance compared to last year.

Metric ($ in millions)	Minimum	Target	Max	Actual Result	Metric Score
Compensable Enterprise Operating Income (50%)(1)(2)	$1,163	$1,353	$1,533	$1,523	1.94
Fiscal 2014 Compensable Enterprise Operating Income (50%)(1)(3)	$1,136	$1,236	$1,539	$1,217	0.90
Enterprise Comparable Sales (20%)(4)	(1.0%)	0.52%	1.44%	0.44%	0.91
Fiscal 2014 Enterprise Comparable Sales (20%)	(1.0%)	0.0%	2.0%	(0.8%)	0.60
Renew Blue Priorities (30%):
North America Cost Take Out (10%)	$360	$410	$460	$438	1.56
Fiscal 2014 North America Cost Take Out (10%)	$250	$300	$350	$580	2.00
U.S. Digital Revenue Growth (10%)	20%	30%	40%	16.5%	0.00
Fiscal 2014 U.S. Digital Revenue Growth (10%)	7.6%	10%	15%	19.8%	2.00
U.S. Net Promoter Score (10%) (for purchasers and non-purchasers)	35.5	36.5	38.5	34.8	0.00
Fiscal 2014 U.S. Net Promoter Score (10%) (for purchasers and non-purchasers)	32.5	34.0	37.0	34.1	1.00
		Fiscal 2015 Blended Score:			1.31
		Fiscal 2014 Blended Score:			1.07

(1)
Actual performance for this metric had to be above the minimum threshold in order for STI payments to be made. A result lower than the minimum threshold would have resulted in an overall blended score of zero, and no STI payments.

(2)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,497 million in our fiscal 2015 Annual Report on Form 10-K, adjusted for differences from budgeted foreign exchange rates and adjusted to include the impact of Five Star (a former Chinese subsidiary) prior to December 3, 2014 (the date the Company entered into a definitive agreement to sell Five Star to a third party).

(3)
The non-GAAP operating income from continuing operations of $1,171 million in our fiscal 2014 Annual Report on Form 10-K was adjusted for differences from budgeted foreign exchange rates and adjusted to include the impact of Best Buy Europe prior to the sale on June 26, 2013, to determine Fiscal 2014 Compensable Enterprise Operating Income.

(4)	The goal of keeping the target for this metric near 0.0% was to halt the historical decline into negative comparable sales over the last several years.

Determination of Fiscal 2015 STI Target Payout. The Compensation Committee reviewed the target payout percentages for our NEOs under the fiscal 2015 STI plan as part of their review of the NEOs’ total fiscal 2015 target compensation. The Compensation Committee generally applies a tiered approach in determining the potential target payout ranging from 100% to 200% of eligible base salary based on each NEO's base salary as of the 15th day of each fiscal month. The specific target payout percentage for each NEO is determined based on external market data for equivalent roles, with emphasis placed on job value and internal pay equity among the NEOs.

For fiscal 2015, the tiered target opportunities were 100% to 200% of salary, which remained the same as in fiscal 2014 for all NEOs except for Mr. Mohan, who received an increase in conjunction with his expanded roles and responsibilities. For each of the metrics, the NEOs could earn zero to two times their weighted target payout percentage for that metric, making the maximum fiscal 2015 STI payout equal to two times their target payout percentage.

The following chart shows fiscal 2015 STI opportunities and payments as a dollar value and percent of salary:

Name	Target Payout Percentage	Annual Target Payout Value, based on Salary	Fiscal 2015 Blended STI Score	Fiscal 2015 STI Payment	Fiscal 2015 STI Payment, as a Percentage of Salary
Mr. Joly	200%	$2,350,000	1.31	$3,078,500	262.0%
Ms. McCollam	150%	$1,387,500	1.31	$1,817,625	196.5%
Ms. Ballard	125%	$875,000	1.31	$1,146,250	163.8%
Mr. Mohan(1)	118%	$766,667	1.31	$1,004,333	154.5%
Mr. Nelsen	100%	$550,000	1.31	$720,500	131.0%

(1) Mr. Mohan’s target changed during fiscal 2015 - 4 months at 100% and 8 months at 125%.

Fiscal 2016 STI Performance Criteria. In January 2015, the Compensation Committee approved the performance criteria in the form of metrics for the fiscal 2016 STI, and in March 2015, the Compensation Committee approved the target performance levels for each metric. The same metrics and weightings as used in fiscal 2015 will be used in fiscal 2016, as listed below:

•	Compensable Enterprise Operating Income - 50%

•	Enterprise Comparable Sales - 20%

•	Renew Blue Priorities - 30%

Long-Term Incentive

Awards of equity-based LTI compensation to our executive officers encourage a strong ownership stake in the Company and enhances the alignment of interests of our NEOs and shareholders. All LTI awards for our NEOs and directors must be approved by the Compensation Committee. During fiscal 2015, we made long-term incentive awards to our NEOs pursuant to our LTI program, which was approved by the Compensation Committee in March 2014. LTI awards were made under our 2004 and 2014 Omnibus Stock and Incentive Plans and were granted in March 2014 (a special award for Mr. Mohan under the 2004 Omnibus Plan) and August 2014 (the annual award for all NEOs, under the 2014 Omnibus Plan).
The fiscal 2015 LTI program featured a mix of performance share awards, stock options and time-based restricted shares. This results in a balanced portfolio of compensation rewards consisting of, for the CEO, 50% performance share awards (to reward relative performance), 20% stock options (to reward absolute share price appreciation) and 30% time-based restricted shares (to promote retention), as shown below. The mix for the other NEOs was one-third performance share awards, one-third stock options, and one-third time-based restricted shares, also as shown below.

Form of Fiscal 2015 LTI Award. The performance share awards are earned based on our Total Shareholder Return ("TSR") relative to the S&P 500 Index over a three-year period. TSR was selected as the metric based on its direct link to shareholder value creation. The S&P 500 was used as a proxy for overall market performance. The relative TSR performance goals were as follows:

Performance	Number of Shares Earned
Relative TSR less than 30% ("Threshold TSR")	0%
Relative TSR 30% or greater but less than 50%	50-99% of Target
Relative TSR 50% (“Target TSR”) or greater but less than 70%	100-149% of Target
Relative TSR Greater than 70% (“Maximum TSR”)	150% of Target
The number of performance shares earned will be interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

The NEOs receive an LTI grant once per year at a regularly scheduled Compensation Committee meeting. In fiscal 2015, the closing price of our common stock on the grant date was used to convert the award dollar value to a number of units. This was a change in practice from fiscal 2014 when we used the average price from the month prior to the grant date to calculate the number of units. Because the closing price of our common stock on the date of the fiscal 2015 annual LTI grant ($29.91, as quoted on the NYSE for August 18, 2014) was higher than the average trading price from the month prior to the fiscal 2014 annual LTI grant ($20.93, for the month of March 2013) the conversion rates used in fiscal 2015 resulted in fewer options and restricted shares being awarded to our NEOs for the same value.

The nonqualified stock options have a term of ten years and become exercisable over a three-year period at the rate of one-third per year, beginning one year from the date of grant, subject to being employed on the vesting date. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The time-based restricted shares also vest in equal installments of one-third on the three successive anniversaries of the grant date. The final number of shares issued under performance share awards will not be known until performance has been measured following the performance period (which goes from August 1, 2014 through July 31, 2017).

Under the terms of both the 2004 and 2014 Omnibus Plans, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Determination of Fiscal 2015 LTI Target Award Values. The Compensation Committee approved the executive leadership’s fiscal 2015 compensation, which included an LTI increase for Mr. Mohan in light of his increased responsibilities. The other NEOs' LTI targets were maintained at the same levels as the prior year.

LTI award amounts are determined based upon analysis of external market data, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO. The fiscal 2015 LTI awards for each NEO are set forth below:

Annual Fiscal 2015 Award Details
Name	No. of Stock Options	No. of Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value
Mr. Joly	183,990	92,382	149,257	$8,750,000
Ms. McCollam	141,934	47,510	46,056	$4,050,000
Ms. Ballard	42,054	14,077	13,646	$1,200,000
Mr. Mohan	61,329	20,529	19,901	$1,750,000
Mr. Nelsen	45,559	15,250	14,783	$1,300,000

In addition, based on market competitive analysis, Mr. Mohan received a one-time long-term incentive equity award in March 2014 consisting of the following to recognize the expansion in his role upon the departure of other officers:

One-Time Award Details
Name	No. of Stock Options	No. of Restricted Shares	Target Grant Date Value
Mr. Mohan	45,385	15,790	$750,000

Fiscal 2016 LTI Program Design. For fiscal 2016, the LTI program will continue to use the same structure as fiscal 2015, with rewards consisting of:

•	For the CEO, 50% performance share awards (using TSR as the performance metric), 20% stock options and 30% time-based restricted shares.

•	For the other NEOs: one-third performance share awards (using TSR as the performance metric), one-third stock options and one-third time-based restricted shares.

Other Compensation

Benefits. Our executive officers, including our NEOs, are generally offered the same employee benefits offered to all U.S.-based officers, as summarized in the following table:

Benefit	All Full-Time U.S.-Based Employees	Executive Officers
Accidental Death & Dismemberment	●	●
Deferred Compensation Plan(1)		●
Employee Discount	●	●
Employee Stock Purchase Plan	●	●
Health Insurance	●	●
— Executive Physical Exam		●
Life Insurance	●	●
Long-Term Disability	●	●
— Executive Long-Term Disability		●
Retirement Savings Plan	●	●
Severance Plan	●	●
Short-Term Disability	●	●
Tax Planning and Preparation		●

(1)
Only officers and directors are eligible to participate in the Deferred Compensation Plan, as described in the Compensation of Executive Officers – Nonqualified Deferred Compensation – Deferred Compensation Plan section.

We provide the executive benefits noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits, and the costs associated with providing them for the NEOs, are reflected in the "All Other Compensation" column of the Summary Compensation Table as found in the Compensation of Executive Officers section.

Severance Plan. We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act ("ERISA"). The purpose of the severance plan is to provide financial assistance to employees while they seek other employment, in exchange for a release of any claims. Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, L.P. and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.

The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment based on their role and time with the company, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. Except as modified or replaced by individual employment agreements, the NEOs (other than Mr. Joly and Ms. McCollam who have employment agreements) are eligible for the following severance benefits:

•
Ms. Ballard and Messrs. Mohan and Nelsen, at an enterprise executive vice president level, are eligible for two years of salary, a payment of $25,000 in lieu of outplacement and other tax and financial planning assistance, and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance.

See Compensation of Executive Officers - Potential Payments Upon Termination or Change-of-Control for more information regarding potential payments following an involuntary termination and for the severance provisions of Mr. Joly's and Ms. McCollam's employment agreements.

Stock Ownership, Tax and Other Policies

Executive Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. Under the guidelines, we expect our NEOs to acquire ownership of a fixed number of shares, based on their positions. The stock ownership expectation generally remains effective for as long as the officer holds the position.

In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;

•	50% of non-vested shares subject to performance conditions granted under our LTI program;

•	50% of non-vested shares subject to time-based conditions granted under our LTI program; and

•	50% of the intrinsic value of vested stock options granted under our LTI program.

We require that until the ownership target is met, NEOs will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; (ii) 50% of vested time-based restricted shares (net of taxes); and (iii) 50% of all performance share awards (net of taxes) issued. The ownership target does not need to be met within a certain time frame, and our NEOs are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above.

The ownership targets and ownership levels as of March 2015 for our NEOs are shown below.

Name	Ownership Target (in shares)	Current Ownership Using Guidelines (in shares)
Mr. Joly	140,000	761,080
Ms. McCollam	55,000	247,664
Ms. Ballard	55,000	81,404
Mr. Mohan	55,000	123,640
Mr. Nelsen	35,000	106,903

In fiscal 2015, all NEOs were in compliance with the ownership guidelines.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. We believe that it is important to continue to be able to take available Company tax deductions with respect to the compensation paid to our NEOs. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Clawback and Restrictive Covenant Provisions. Our senior management performance awards have typically included clawback provisions, particularly where it has been difficult to match the period of an employee's influence on business results. We may exercise our rights under such provisions if other strategies to mitigate unjust rewards are difficult to achieve. Such circumstances include, but are not limited to, breach of our restrictive covenants, material violations of Company policy, intentional misconduct resulting in restatements of financial statements of the Company, violations of an agreement between the individual and the Company, criminal acts, fraud and violations of securities laws. In September 2010, we adopted a new Clawback Policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, with final policy language to be determined after the SEC adopts related rules. The Clawback Policy also expanded our prior policy to cover all executive officer incentive award agreements. In addition to the clawback provisions, we include confidentiality, non-compete, non-solicitation and in select situations, non-disparagement provisions.

Prohibition on Hedging and Pledging Company Securities. We prohibit all employees, including NEOs, and members of the Board from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. In addition, our executive officers and Board members are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless approved in advance by the Compensation Committee.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and in this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Russell P. Fradin (Chair)
Lisa M. Caputo
Kathy J. Higgins Victor
Sanjay Khosla

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. At no time during fiscal 2015 was any member of the Compensation Committee a current or former officer or employee of the Company or any of its subsidiaries. During fiscal 2015 no member of the Compensation Committee had a relationship that must be described pursuant to SEC disclosure rules on related party transactions. In fiscal 2015, none of our executive officers served on the board of directors or compensation committee of another company that had one or more executive officers serving on our Board or Compensation Committee.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs during fiscal 2015 and the three preceding fiscal years. Fiscal 2013 was an 11-month fiscal year due to a change adopted by the Board changing our fiscal year-end to the Saturday closest to the end of January. Since the table below only includes 11 months of data for fiscal 2013 due to this change, fiscal 2012 has also been included, where applicable, in order to provide three complete fiscal years of data as required by the SEC.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Hubert Joly(5) President and Chief Executive Officer	2015	$1,175,000	$—	$6,986,928	(6)	$1,654,070	$3,078,500	$42,796	$12,937,294
	2014	1,175,000	—	8,167,213		2,000,360	2,514,500	24,146	13,881,219
	2013	492,596	3,500,000	11,801,306		3,750,002	—	6,788	19,550,692
Sharon L. McCollam(7) Chief Administrative and Chief Financial Officer	2015	$925,000	$—	$2,696,985	(6)	$1,275,987	$1,817,625	$269,558	$6,985,155
	2014	925,000	—	3,131,454		1,543,133	1,484,625	215,221	7,299,433
	2013	142,308	731,250	2,666,672		1,333,334	—	38,618	4,912,182
Shari L. Ballard President, U.S. Retail and Chief Human Resources Officer	2015	$700,000	$—	$799,099	(6)	$378,065	$1,146,250	$30,494	$3,053,908
	2014	700,000	—	927,819		457,228	936,250	17,131	3,038,428
	2013	646,154	500,000	2,307,793		226,911	—	8,512	3,689,370
	2012	713,462	—	2,087,692		517,850	420,000	56,961	3,795,965
R. Michael Mohan(8) Chief Merchandising Officer	2015	$650,000	$—	$1,556,015	(6)	$972,974	$1,004,333	$12,477	$4,195,799
	2014	498,462	—	2,106,552		1,047,696	401,250	14,581	4,068,541
Keith J. Nelsen General Counsel and Secretary	2015	$550,000	$—	$865,684	(6)	$409,575	$720,500	$12,081	$2,557,840
	2014	543,750	—	1,005,159		495,324	582,704	41,323	2,668,260
	2013	444,327	350,000	1,791,312		204,207	—	8,027	2,797,873
	2012	338,453	—	555,014		258,106	145,555	22,417	1,319,545

(1)
These amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in the Nonqualified Deferred Compensation section.

(2)
These amounts reflect the aggregate grant date fair value for stock-based awards granted to our NEOs for all fiscal years reflected. The fiscal 2015 amounts are explained in greater detail under the heading Grants of Plan-Based Awards. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

(3)
These amounts reflect STI payments made for all fiscal years shown. The fiscal 2015 STI plan is described in the section Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive.

(4)	For fiscal 2015, these amounts include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution(a)	Life Insurance Premiums(b)	Other		Total
Mr. Joly	$10,897	$4,902	$26,997	(c)	$42,796
Ms. McCollam	20,600	2,622	246,336	(d)	269,558
Ms. Ballard	10,223	1,217	19,054	(e)	30,494
Mr. Mohan	11,323	1,154	—	(f)	12,477
Mr. Nelsen	10,531	1,550	—	(f)	12,081

(a)
These amounts reflect our matching contributions to the NEOs' Retirement Savings Plan accounts and include true-up contributions made during fiscal 2015 to NEOs who had not previously received the prior year's maximum matching contribution.

(b)	These amounts reflect the portions of premiums paid by us for life insurance coverage exceeding $50,000.

(c)	The amount includes: portions of premiums paid by us for supplemental executive long-term disability insurance ($18,973) and a Company-paid executive physical ($8,024).

(d)
The amount includes: (i) portions of premiums paid by us for supplemental executive long-term disability insurance ($800) and (ii) the following Company-paid items pursuant to the relocation provisions of Ms. McCollam's employment agreement: airfare for Ms. McCollam's spouse ($2,502) and tax gross-ups related to the airfare ($2,188); a relocation allowance to cover miscellaneous expenses ($15,000) and a tax gross-up related to the allowance ($7,071); shipping costs ($28,335); temporary housing costs ($54,300) and tax gross-ups related to the temporary housing ($40,940); and

a correction payment to cover tax gross-ups related to prior year temporary housing expenses that had been miscalculated ($46,609) and a tax gross-up on the correction payment ($48,591).

(e)	The amount includes: portions of premiums paid by us for supplemental executive long-term disability insurance ($15,701) and a Company-paid executive physical ($3,353).

(f)
In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to the named executive officers are not included for fiscal 2015 for Messrs. Mohan and Nelsen because the aggregate incremental value of perquisites was less than $10,000 for each of these named executive officers.

(5)	Mr. Joly joined the Company during fiscal 2013 (September 2012).

(6)
For each NEO, the amount reflected includes the grant date fair value of: (a) one or more time-based restricted share awards (described in greater detail in the Grants of Plan-Based Awards section) and (b) a performance share award (valued at the probable outcome of the award as of the grant date) that will be earned depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a three-year period (also described in greater detail in the Grants of Plan-Based Awards section). The maximum value of the performance share awards as of the grant date, assuming the highest level of performance conditions, is noted in the following table:

Name	Probable Grant Date Fair Value of Performance Share Awards (reflected in Stock Awards Column)	Target Performance Grant in Shares	Maximum Performance Grant in Shares	Maximum Grant Date Fair Value of Performance Share Awards	Grant Date Fair Value of Time-Based Awards (reflected in Stock Awards Column)	Stock Awards Column Total
Mr. Joly	$4,356,812	149,257	223,886	$6,535,218	$2,630,116	$6,986,928
Ms. McCollam	1,344,375	46,056	69,084	2,016,562	1,352,610	2,696,985
Ms. Ballard	398,327	13,646	20,469	597,490	400,772	799,099
Mr. Mohan	580,910	19,901	29,852	871,365	975,105	1,556,015
Mr. Nelsen	431,516	14,783	22,175	647,274	434,168	865,684

(7)	Ms. McCollam joined the Company during fiscal 2013 (December 2012).

(8)	Mr. Mohan became eligible to be an NEO during fiscal 2014 upon being promoted to Chief Merchandising Officer (January 2014).

Grants of Plan-Based Awards

The table below summarizes the grants made to each of our NEOs during fiscal 2015 under our 2004 and 2014 Omnibus Stock and Incentive Plans and our Short-Term Incentive Plan:

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
												Grant Date Fair Value of Stock and Option Awards ($)(2)

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Joly	—		$305,500	$2,350,000	$4,700,000	—	—	—	—	—	$—	$—
	8/18/2014	(3)	—	—	—	—	—	—	—	183,990	29.91	1,654,070
	8/18/2014	(4)	—	—	—	—	—	—	92,382	—	—	2,630,116
	8/18/2014	(5)	—	—	—	74,629	149,257	223,886	—	—	—	4,356,812
Ms. McCollam			180,375	1,387,500	2,775,001	—	—	—	—	—	—	—
	8/18/2014	(3)	—	—	—	—	—	—	—	141,934	29.91	1,275,987
	8/18/2014	(4)	—	—	—	—	—	—	47,510	—	—	1,352,610
	8/18/2014	(5)	—	—	—	23,028	46,056	69,084	—	—	—	1,344,375
Ms. Ballard	—		113,750	875,000	1,750,000	—	—	—	—	—	—	—
	8/18/2014	(3)	—	—	—	—	—	—	—	42,054	29.91	378,065
	8/18/2014	(4)	—	—	—	—	—	—	14,077	—	—	400,772
	8/18/2014	(5)	—	—	—	6,823	13,646	20,469	—	—	—	398,327
Mr. Mohan	—		99,667	766,667	1,533,333	—	—	—	—	—	—	—
	8/18/2014	(3)	—	—	—	—	—	—	—	61,329	29.91	551,347
	8/18/2014	(4)	—	—	—	—	—	—	20,529	—	—	584,461
	8/18/2014	(5)	—	—	—	9,951	19,901	29,852	—	—	—	580,910
	3/12/2014	(3)	—	—	—	—	—	—	—	45,385	25.74	421,627
	3/12/2014	(4)	—	—	—	—	—	—	15,790	—	—	390,645
Mr. Nelsen	—		71,500	550,000	1,100,000	—	—	—	—	—	—	—
	8/18/2014	(3)	—	—	—	—	—	—	—	45,559	29.91	409,575
	8/18/2014	(4)	—	—	—	—	—	—	15,250	—	—	434,168
	8/18/2014	(5)	—	—	—	7,392	14,783	22,175	—	—	—	431,516

(1)
These amounts reflect the potential threshold, target and maximum payout for each NEO under our fiscal 2015 STI, which is described in greater detail under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive. The actual payout to each NEO for fiscal 2015 is provided in the following sections: Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect the aggregate grant date fair value. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. The value reflected for any performance share awards is the value at the grant date of the probable outcome of the award.

(3)
The amounts reflect nonqualified stock options, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that have a term of ten years and become exercisable in three equal installments of one-third each on each of the first three anniversaries of the grant date provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

(4)
The amounts reflect time-based restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third each on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates.

(5)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on August 1, 2014 and ending on July 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of the NEOs' equity-based awards outstanding as of the end of fiscal 2015:

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Joly	8/18/2014		183,990(3)	$29.91	8/17/2024	92,382(4)	$3,251,846	223,886(5)	$7,880,787
	4/16/2013	83,452(3)	166,906(3)	23.66	4/15/2023	87,108(4)	3,066,202	290,376(6)	10,221,235
	9/4/2012	175,234(3)	175,234(7)	18.02	9/3/2022	79,220(8)	2,788,568	313,983(9)	11,052,202
Ms. McCollam	8/18/2014		141,934(3)	29.91	8/17/2024	47,510(4)	1,672,352	69,084(5)	2,431,757
	4/16/2013	64,377(3)	128,756(3)	23.66	4/15/2023	44,799(4)	1,576,925	89,603(6)	3,154,026
	12/10/2012	255,428(3)	127,714(3)	12.39	12/9/2022	38,371(10)	1,350,674	227,577(11)	8,010,710
Ms. Ballard	8/18/2014		42,054(3)	29.91	8/17/2024	14,077(4)	495,510	20,469(5)	720,509
	4/16/2013	19,075(3)	38,150(3)	23.66	4/15/2023	13,274(4)	467,245	26,549(6)	934,525
	1/16/2013	7,389(3)	3,695(3)	14.67	1/15/2023	926(4)	32,595
	9/19/2012	7,389(3)	3,695(3)	17.94	9/18/2022	926(4)	32,595	17,335(12)	610,192
	6/21/2012					25,668(13)	903,514
	6/20/2012	7,389(3)	3,695(3)	20.31	6/19/2022	926(4)	32,595
	4/18/2012	5,556(3)	2,778(3)	22.06	4/17/2022	926(4)	32,595
	2/1/2012	7,500(14)	7,500(14)	24.18	1/31/2022	834(15)	29,357
	9/21/2011	11,250(14)	3,750(14)	24.12	9/20/2021	417(15)	14,678
	6/20/2011	11,250(14)	3,750(14)	31.54	6/19/2021	417(15)	14,678
	4/6/2011	15,000(14)	5,000(14)	29.75	4/5/2021
	1/12/2011	20,000(14)		35.67	1/11/2021
	9/20/2010	20,000(14)		38.32	9/19/2020
	6/23/2010	16,563(14)		36.63	6/22/2020
	4/7/2010	16,563(14)		44.20	4/6/2020
	1/13/2010	16,563(14)		39.73	1/12/2020
	9/17/2009	16,563(14)		37.59	9/16/2019
	6/23/2009	33,125(14)		32.98	6/22/2019
	10/31/2008	66,250(14)		26.88	10/30/2018
	10/18/2007	66,200(14)		47.84	10/17/2017
	10/23/2006	66,200(14)		55.46	10/22/2016
	11/8/2005	30,005(14)		46.80	11/7/2015
Mr. Mohan	8/18/2014		61,239(3)	29.91	8/17/2024	20,529(4)	722,621	29,852(5)	1,050,790
	3/12/2014		45,385(3)	25.74	3/11/2024	15,790(4)	555,808
	4/16/2013	15,895(3)	31,792(3)	23.66	4/15/2023	11,062(4)	389,382	22,124(6)	778,765
	3/11/2013	11,980(3)	70,660(3)	20.08	3/10/2023	23,028(4)	810,585	47,955(16)	1,688,016
	1/16/2013	1,330(3)	1,330(3)	14.67	1/15/2023	334(4)	11,757
	9/19/2012		1,330(3)	17.94	9/18/2022	334(4)	11,757	6,240(17)	219,648
	6/21/2012					5,545(13)	195,184
	6/20/2012		1,330(3)	20.31	6/19/2022	334(4)	11,757
	4/18/2012	2,000(3)	1,000(3)	22.06	4/17/2022	334(4)	11,757
	2/1/2012	2,500(14)	2,500(14)	24.18	1/31/2022
	9/21/2011	3,750(14)	1,250(14)	24.12	9/20/2021
	6/20/2011	3,750(14)	1,250(14)	31.54	6/19/2021
	4/6/2011	3,750(14)	1,250(14)	29.75	4/5/2021
	1/12/2011	5,000(14)		35.67	1/11/2021
	9/20/2010	5,000(14)		38.32	9/19/2020
	6/23/2010	5,000(14)		36.63	6/22/2020
	4/7/2010	6,250(14)		44.20	4/6/2020
	1/13/2010	6,250(14)		39.73	1/12/2020
	9/17/2009	6,250(14)		37.59	9/16/2019
	6/23/2009	12,500(14)		32.98	6/22/2019
	10/31/2008	18,333(14)		26.88	10/30/2018
	8/5/2008	20,000(14)		41.19	8/4/2018
	10/18/2007	4,878(14)		47.84	10/17/2017
	10/23/2006	5,025(14)		55.46	10/22/2016
	11/8/2005	5,858(14)		46.80	11/7/2015

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Nelsen	8/18/2014		45,559(3)	$29.91	8/17/2024	15,250(4)	$536,800	22,175(5)	$780,560
	4/16/2013	20,664(3)	41,329(3)	23.66	4/15/2023	14,380(4)	506,176	28,761(6)	1,012,387
	1/16/2013	3,325(3)	3,325(3)	14.67	1/15/2023	834(4)	29,357
	9/19/2012	3,325(3)	3,325(3)	17.94	9/18/2022	834(4)	29,357	15,600(18)	549,120
	6/21/2012					19,251(12)	677,635
	6/20/2012		3,325(3)	20.31	6/19/2022	834(4)	29,357
	4/18/2012		2,500(3)	22.06	4/17/2022	834(4)	29,357
	2/1/2012	4,687(14)	4,688(14)	24.18	1/31/2022	521(15)	18,339
	9/21/2011	7,031(14)	2,344(14)	24.12	9/20/2021	261(15)	9,187
	6/20/2011	7,031(14)	2,344(14)	31.54	6/19/2021	261(15)	9,187
	4/6/2011	3,750(14)	1,250(14)	29.75	4/5/2021
	1/12/2011	5,000(14)		35.67	1/11/2021
	9/20/2010	5,000(14)		38.32	9/19/2020
	6/23/2010	5,000(14)		36.63	6/22/2020
	4/7/2010	5,250(14)		44.20	4/6/2020
	1/13/2010	5,250(14)		39.73	1/12/2020
	9/17/2009	5,250(14)		37.59	9/16/2019
	6/23/2009	10,500(14)		32.98	6/22/2019
	10/31/2008	10,000(14)		26.88	10/30/2018
	8/5/2008	20,000(14)		41.19	8/4/2018
	10/18/2007	4,403(14)		47.84	10/17/2017
	2/21/2007	13,000(14)		50.39	2/20/2017

(1)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.

(2)	These amounts were determined based on the closing price of Best Buy common stock on January 30, 2015, the last trading day in fiscal 2015. The closing price quoted on the NYSE was $35.20.

(3)
The amount reflects nonqualified stock options that become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates.

(4)
The amount reflects time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates.

(5)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on August 1, 2014 and ending on July 31, 2017. As of the end of fiscal 2015, performance was at the maximum payout level for these shares.

(6)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on April 1, 2013 and ending on March 31, 2016. As of the end of fiscal 2015, performance was at the maximum payout level for these shares.

(7)
The amount reflects nonqualified stock options that become exercisable in four equal installments of 25% each, with the first installment vesting on the grant date and the remaining three installments vesting on each of the next three anniversaries of the grant date, provided Mr. Joly has been continually employed with us through those dates.

(8)
The amount reflects time-based restricted stock units (73,992 restricted stock units remaining from the original grant and 5,228 restricted stock units accrued as dividend equivalents) which vest in 36 equal monthly installments (on the fourth day of each month) starting one month from the grant date, provided Mr. Joly has been continually employed with us through those dates.

(9)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 299,859 shares) plus accrued dividend equivalents as of fiscal year-end (14,124 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

(10)
The amount reflects time-based restricted shares (35,871 shares remaining from original grant and 2,500 accrued dividend equivalent shares) that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date provided Ms. McCollam has been continually employed with us through those dates.

(11)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 218,819 shares) plus accrued dividend equivalents as of fiscal year-end (8,758 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

(12)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 16,668 shares) plus accrued dividend equivalents as of fiscal year-end (667 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

(13)
The amount reflects time-based restricted shares which vest in four equal installments of 25% each, with the first installment vesting on the grant date and the remaining three installments vesting on each of the next three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates.

(14)
The amount reflects nonqualified stock options that become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates.

(15)
The amount reflects time-based restricted shares which will vest in equal installments over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates.

(16)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 46,557 shares) plus accrued dividend equivalents as of fiscal year-end (1,398 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

(17)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 6,000 shares) plus accrued dividend equivalents as of fiscal year-end (240 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

(18)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant, or 15,000 shares) plus accrued dividend equivalents as of fiscal year-end (600 shares). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015. As of the end of fiscal 2015, performance was at the maximum payout level. Dividend equivalent shares accrue assuming a target payout and are adjusted and issued at the end of the performance period based on actual performance.

Option Exercises and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Joly	—	$—	165,893(3)	$3,687,040
Ms. McCollam	—	—	60,239(4)	1,910,345
Ms. Ballard	—	—	106,841(5)	2,937,835
Mr. Mohan	30,000(6)	555,692	46,920(7)	1,258,736
Mr. Nelsen	18,300(8)	216,437	47,292(9)	1,305,908

(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)	Value based on the closing market price of Best Buy common stock on the vesting date.

(3)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: (i) one-third (43,554 shares) of the April 16, 2013 grant, which vested on April 16, 2014; and

(b)
the partial vesting of Mr. Joly's September 4, 2012 buy-out time-based restricted stock unit award: (i) 110,988 restricted stock units, which vested in 12 equal installments of 9,249 restricted stock units on the fourth day of each month in fiscal 2015 and (ii) 11,351 restricted stock units earned as dividend equivalents, which also vested during fiscal 2015. The vested units are payable to Mr. Joly in the form of shares of our common stock (one share per unit); however issuance of the shares to Mr. Joly is deferred until after his separation from the Company per the terms of the award agreement.

(4)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: (i) one-third (22,399 shares) of the April 16, 2013 grant, which vested on April 16, 2014; and

(b)
the partial vesting of Ms. McCollam's December 10, 2012 sign-on time-based restricted share award: (i) one-third (35,871 shares and 1,969 shares earned as dividend equivalents) of the grant, which vested on December 10, 2014.

(5)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: (i) one-third (6,636 shares) of the April 16, 2013 grant, which vested on April 16, 2014;

(b)
the partial vesting of four time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (926 shares) of the April 18, 2012 grant, which vested on April 18, 2014, (ii) one-third (926 shares) of the June 20, 2012 grant, which vested on June 20, 2014, (iii) one-third (926 shares) of the September 19, 2012 grant, which vested on September 19, 2014 and (iv) one-third (926 shares) of the January 16, 2013 grant, which vested on January 16, 2015;

(c)	25% (25,667 shares) of the June 21, 2012 time-based restricted share award, which vested on June 20, 2014;

(d)
the partial vesting of two time-based restricted share awards granted under our fiscal 2012 LTI program: (i) 25% (417 shares) of the June 20, 2011 grant, which vested on June 20, 2014, and (ii) 25% (417 shares) of the September 21, 2011 grant, which vested on September 21, 2014; and

(e)	100% (70,000 shares) of the April 11, 2011 time-based restricted share award, which vested on April 11, 2014.

(6)
On November 24, 2014, Mr. Mohan exercised options to purchase 1,330 shares at an exercise price of $14.67, 23,350 shares at an exercise price of $20.08, 2,660 shares at an exercise price of $20.31, and 2,660 shares at an exercise price of $17.94. These options were exercised at a market price of $38.25 (6,650 shares) and $38.18 (23,350 shares).

(7)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: (i) one-third (5,530 shares) of the April 16, 2013 grant, which vested on April 16, 2014;

(b)
the partial vesting of five time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (333 shares) of the April 18, 2012 grant, which vested on April 18, 2014, (ii) one-third (333 shares) of the June 20, 2012 grant, which vested on June 20, 2014, (iii) one-third (333 shares) of the September 19, 2012 grant, which vested on September 19, 2014, (iv) one-third (333) shares granted of the January 16, 2013 grant, which vested on January 16, 2015, and (v) one-third (11,514 shares) of the March 11, 2013 grant, which vested on March 11, 2014;

(c)	25% (5,544 shares) of the June 21, 2012 time-based restricted share award, which vested on June 21, 2014; and

(d)	100% (23,000 shares) of the April 11, 2011 time-based restricted share award, which vested on April 11, 2014.

(8)
On September 3, 2014, Mr. Nelsen exercised options to purchase 3,325 shares at an exercise price of $14.67, 5,000 shares at an exercise price of $22.06, 6,650 shares at an exercise price of $20.31, and 3,325 shares at an exercise price of $17.94. These options were exercised at a market price of $31.13 (5,000 shares), $31.16 (9,975 shares), and $31.20 (3,325 shares).

(9)	The amount represents:

(a)	the partial vesting of the time-based restricted shares granted under our fiscal 2014 LTI program: (i) one-third (7,190 shares) of the April 16, 2013 grant, which vested on April 16, 2014;

(b)
the partial vesting of four time-based restricted share awards granted under our fiscal 2013 LTI program: (i) one-third (833 shares) of the April 18, 2012 grant, which vested on April 18, 2014, (ii) one-third (833 shares) of the June 20, 2012 grant, which vested on June 20, 2014, (iii) one-third (833 shares) of the September 19, 2012 grant, which vested on September 19, 2014 and (iv) one-third (833) shares granted of the January 16, 2013 grant, which vested on January 16, 2015;

(c)	25% (19,250 shares) of the June 21, 2012 time-based restricted share award, which vested on June 21, 2014;

(d)
the partial vesting of two time-based restricted share awards granted under our fiscal 2012 LTI program: (i) 25% (260 shares) of the June 20, 2011 grant, which vested on June 20, 2014 and (ii) 25% (260 shares) of the September 21, 2011 grant, which vested on September 21, 2014; and

(e)	100% (17,000 shares) of the April 11, 2011 time-based restricted share award, which vested on April 11, 2014.

Nonqualified Deferred Compensation

The following table shows the account balances at January 31, 2015, and the contributions and earnings during fiscal 2015, for participating NEOs under the Best Buy Co., Inc. Fifth Amended and Restated Deferred Compensation Plan, as amended ("Deferred Compensation Plan"), which is described in greater detail below the table. The table also includes the value of restricted stock units that have vested but, as of the end of fiscal 2015, have not been issued to Mr. Joly as shares pursuant to the terms of his award agreement.

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Mr. Joly	$3,374,035	(1)	$—	$313,005	(2)	$—	$9,759,876	(3)
Ms. McCollam	—		—	—		—	—
Ms. Ballard	—		—	64,063		—	1,840,718	(4)
Mr. Mohan	—		—	6,298		—	127,252	(5)
Mr. Nelsen	—		—	—		—	—

(1)
This amount reflects the value of the portion of Mr. Joly's September 4, 2012 restricted stock unit award (110,988 units), which vested during fiscal 2015. The 110,988 vested units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares will be issued to Mr. Joly within six months following his separation from the Company.

(2)
This amount reflects the value of the dividend equivalents earned by Mr. Joly relative to his September 4, 2012 restricted stock unit award which vested during fiscal 2015 (11,351 dividend equivalent units). The 11,351 units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares will be issued to Mr. Joly within six months following his separation from the Company.

(3)
This amount reflects the end of fiscal year value of all vested restricted stock units and related dividend equivalents from Mr. Joly's September 4, 2012 award (in total, 258,972 units and 18,297 dividend equivalent units), calculated based on the closing price of our common stock ($35.20) as quoted on the NYSE on January 30, 2015, the last business day in fiscal 2015. The entire amount has been previously reported in the “Stock Awards” column of the Summary Compensation Table.

(4)	This amount includes $859,369, which has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(5)	No portion of this amount has been previously reported in the Summary Compensation Table.

Deferred Compensation Plan. The Company's Deferred Compensation Plan is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:

•	Up to 75% of base salary; and

•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.

Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their one-year annualized average rates of return as of the end of fiscal 2015, were as follows:

Investment	Rate of Return(1)
NVIT Money Market	—%
PIMCO VIT Total Return	5.71%
PIMCO VIT High-Yield Bond	3.71%
Fidelity VIP II Asset Manager	6.12%
Vanguard VIF Diversified Value	9.71%
Vanguard VIF Equity Index	14.06%
MFS VIT Growth Series	9.12%
Franklin VIPT Small Cap Value Securities	0.32%
Wells Fargo Advantage VT Small Cap Growth	(2.94)%
Vanguard VIF International	(0.37)%

(1)	Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins on or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant's election at the time of deferral. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.

We do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions.

Potential Payments Upon Termination or Change-of-Control

Cash payments. Pursuant to the terms of our severance plan, upon involuntary termination due to job elimination, reduction in force, business restructuring or other circumstances as we determine at our discretion, our NEOs (other than Mr. Joly and Ms. McCollam, who have employment agreements) are eligible for: severance pay equal to two years of base salary; a payment equal to the cost of 24 months of basic employee benefits such as medical, dental and life insurance; and payment of $25,000 in lieu of providing outplacement services and other tax and financial assistance. For more detail regarding our severance plan, see Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation — Severance Plan.

Mr. Joly and Ms. McCollam's employment agreements entitle them to participate in the Company's severance plan but also provide enhanced benefits under certain termination scenarios. They both receive an enhanced severance offering upon involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control equal to (a) two times the sum of their base salary plus target bonus and (b) a pro-rata annual bonus payment, dependent on actual performance under the Company's STI plan for the fiscal year in which the termination occurs. Additionally, they are both eligible for severance payments if they are terminated involuntarily without Cause or if they terminate their employment voluntarily for Good Reason (outside of a change-of-control) as detailed in the tables that follow.

Nonqualified stock options. The following chart illustrates the treatment of stock options under various termination scenarios:

Termination Event	Vested Stock Options(1)	Unvested Stock Options
Voluntary termination without Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Sign-on stock options granted to Mr. Joly and Ms. McCollam in fiscal 2013 (on September 4, 2012 and December 10, 2012, respectively) (the "Sign-On Stock Options") are exercisable for a 90-day period following the termination date.
Mr. Joly and Ms. McCollam's unvested Sign-On Stock Options vest 100%. All other stock options are forfeited.
Voluntary termination for Good Reason
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
Mr. Joly and Ms. McCollam's unvested Sign-On Stock Options vest 100%. All other stock options are forfeited.
Involuntary termination for Cause	Not exercisable.	All stock options are forfeited.
Involuntary termination without Cause
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
Mr. Joly and Ms. McCollam's unvested Sign-On Stock Options vest 100%. All other stock options are forfeited.
Termination(3) within 12 months of a change-of-control
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly and Ms. McCollam's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options vest 100%.
Death or disability	Generally exercisable for a one-year period.	All stock options vest 100%.
Qualified retirement(4)	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Stock options granted under our fiscal 2015 LTI program continue to vest according to their normal vesting terms. Stock options granted prior to fiscal 2015 vest 100%.

(1)	Stock options may not be exercised after their expiration dates under any circumstance.

(2)
Good Reason is usually deemed to exist if the Company makes a material adverse change to the NEO's title, responsibilities or salary or requires the NEO to work more than 50 miles from the corporate office location in Richfield, MN (except for temporary business-related travel).

(3)
For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For fiscal 2015 awards this means only involuntary termination without Cause.

(4)
Qualified Retirement is defined in our employment and award agreements as: retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed continuously for at least the five-year period immediately preceding their retirement date.

Time-based restricted share awards. The following chart illustrates, for all time-based restricted share awards outstanding as of the end of fiscal 2015, all scenarios in which the restrictions or vesting terms of the shares may be altered.

Outstanding Awards	Event	Effect on Unvested Shares
Fiscal 2015 LTI program time-based restricted share awards (all NEOs)	-Death or disability	-Vest 100%
	-Qualified retirement	-Continue to vest according to normal vesting terms without risk of forfeiture
Fiscal 2014 (all NEOs) and fiscal 2013 (all NEOs except Mr. Joly and Ms. McCollam) LTI program time-based restricted share awards	-Qualified retirement	-Vest 100%
The time-based restricted stock units granted to Mr. Joly on September 4, 2012 and the time-based restricted shares granted to Ms. McCollam on December 10, 2012 (together the "Sign-On Time-Based Awards")
	-Death or disability	-Vest 100%
	-Involuntary termination without Cause	-Vest 100%
	-Voluntary termination for Good Reason	-Vest 100%
Time-based restricted shares granted to all NEOs except Mr. Joly and Ms. McCollam on June 21, 2012 (the "Continuity Awards")	-Death or disability	-All restrictions on the shares lapse and they become non-forfeitable and transferable
-Qualified retirement
-Involuntary termination without Cause
-Change-of-control(1)
Fiscal 2012 LTI program time-based restricted share awards (Ms. Ballard and Mr. Nelsen)	-Death or disability	-All restrictions on the shares lapse and they become non-forfeitable and transferable
-Qualified retirement
-Change-of-control(1)

(1)	Means involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

Performance share awards. The following chart illustrates, for all performance share awards outstanding as of the end of fiscal 2015, all scenarios in which the terms dictating how the shares are earned may be altered.

Outstanding Awards	Event	Effect on Unearned Shares
Fiscal 2015 LTI program performance share awards (all NEOs)	-Death or disability	-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date
-Involuntary termination without Cause
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the end of the performance period

-Qualified retirement
-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control. Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death or disability or involuntary termination without Cause
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

Fiscal 2014 (all NEOs) and fiscal 2013 (all NEOs except Mr. Joly and Ms. McCollam) LTI program performance share awards

and

the performance stock unit award granted to Mr. Joly on September 4, 2012 and the performance share award granted to Ms. McCollam on December 10, 2012 (together the "Sign-On Performance Share Awards")

	-Death or disability	-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date
-Involuntary termination without Cause
-Voluntary termination for Good Reason
-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control. Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death, disability, involuntary termination without Cause or voluntary termination for Good Reason
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

Restrictive Covenants. As further described in Compensation Discussion and Analysis – Executive Compensation Elements – Other Compensation – Clawback and Restrictive Covenant Provisions, our executive officer long-term incentive award agreements generally include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions as generally described below:

Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.

Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Solicitation. Award recipients agree not to solicit Company employees for employment or parties with which we do business from engaging such business for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Disparagement. A non-disparagement provision is included in specific circumstances.

Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued are canceled and forfeited, and likewise, the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.

The tables below provide for each NEO, as of the end of fiscal 2015, the potential severance amount and the value of in-the-money stock options and restricted share awards (as detailed in the Outstanding Equity Awards at Fiscal Year-End section) under various termination scenarios, calculated based on the closing price of our common stock as quoted on the NYSE on January 30, 2015, the last business day in fiscal 2015. Retirement is excluded from the tables below as none of our NEOs met the requirements for qualified retirement as of the end of fiscal 2015. Voluntary termination without Good Reason and involuntary termination for Cause are also excluded as none of our NEOs qualify for payments under these scenarios.

Voluntary Termination for Good Reason

Name	Cash Payments		Stock Options(1)	Time-Based Restricted Shares(2)	Performance Share Awards(3)	Total
Mr. Joly	$2,398,547	(4)	$3,010,520	$2,788,536	$15,047,028	$23,244,631
Ms. McCollam	4,625,000	(5)	2,913,156	1,350,674	7,805,547	16,694,377
Ms. Ballard	—		—	—	1,054,743	1,054,743
Mr. Mohan	—		—	—	1,983,244	1,983,244
Mr. Nelsen	—		—	—	1,054,929	1,054,929

(1)
Mr. Joly and Ms. McCollam's unvested Sign-On Stock Options vest 100% if they voluntarily terminate their employment for Good Reason. Unvested stock options granted to our other NEOs under our LTI program do not vest under these circumstances.

(2)
Mr. Joly and Ms. McCollam's unvested Sign-On Time-Based Shares vest 100% if they voluntarily terminate their employment for Good Reason. Unvested time-based restricted shares granted to our other NEOs under our LTI program do not vest under these circumstances.

(3)
Performance share awards granted in fiscal 2014 and fiscal 2013 vest on a pro-rata basis to the extent that the performance goals have been attained through the termination date if the NEO terminates their employment voluntarily for Good Reason. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period. On the last day of fiscal 2015, the aforementioned performance share awards were trending at the maximum payout (150%).

(4)
The amount reflects a severance payment pursuant to Mr. Joly's employment agreement, equal to 24 months of base salary and 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(5)	The amount reflects a severance payment pursuant to Ms. McCollam's employment agreement, equal to 24 months of base salary plus two times her target STI bonus payment (150% of base salary).

Involuntary Termination without Cause

Name	Cash Payments		Stock Options(1)	Time-Based Restricted Shares		Performance Share Awards(2)	Total
Mr. Joly	$2,398,547	(3)	$3,010,520	$2,788,536	(4)	$16,364,088	$24,561,691
Ms. McCollam	4,625,000	(5)	2,913,156	1,350,674	(4)	8,211,950	17,100,780
Ms. Ballard	—	(6)	—	903,514	(7)	1,175,157	2,078,671
Mr. Mohan	—	(6)	—	195,184	(7)	2,158,853	2,354,037
Mr. Nelsen	—	(6)	—	677,635	(7)	2,082,458	2,760,093

(1)
Mr. Joly and Ms. McCollam's unvested Sign-On Stock Options vest 100% if they are involuntarily terminated without Cause. Unvested stock options granted to our other NEOs under our LTI program do not vest under these circumstances.

(2)
All outstanding performance share awards vest on a pro-rata basis to the extent that the performance goals have been attained through either the termination date or the end of the performance period (depending on the award) if the NEO is terminated involuntarily without Cause. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period. On the last day of fiscal 2015, all outstanding performance share awards were trending at the maximum payout (150%).

(3)
The amount reflects a severance payment pursuant to Mr. Joly's employment agreement and includes 24 months of base salary and 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(4)	The amounts reflect the unvested portion of Mr. Joly and Ms. McCollam's Sign-On Time-Based Shares, which vest 100% if they are terminated involuntarily without Cause.

(5)	The amount reflects a severance payment pursuant to Ms. McCollam's employment agreement, equal to 24 months of base salary plus two times her target STI bonus payment (150% of base salary).

(6)
Pursuant to our Severance Plan, these NEOs are eligible for cash severance, as detailed above under the heading Cash payments, if they are involuntarily terminated as a result of job elimination, reduction in force or business restructuring (or other circumstances at our discretion). Since the applicability of the Severance Plan is more narrow than is implied by the table name "Involuntary Termination without Cause", the severance payments the NEOs are eligible for under those limited circumstances (Ms. Ballard: $1,427,849; Mr. Mohan: $1,443,651; and Mr. Nelsen: $1,151,893) are not included in the table.

(7)	The amounts represent the unvested portions of the Continuity Awards granted on June 21, 2012 which would become non-forfeitable upon involuntary termination without Cause.

Change-of-Control(1)

Name	Cash Payments		Stock Options(2)	Time-Based Restricted Shares		Performance-Share Awards(3)	Total
Mr. Joly	$10,177,047	(4)	$5,909,922	$—		$29,402,789	$45,489,758
Ms. McCollam	6,476,655	(4)	5,149,831	—		13,750,598	25,377,084
Ms. Ballard	—		1,046,695	962,227	(5)	2,275,363	4,284,285
Mr. Mohan	—		2,325,023	195,184	(6)	3,766,013	6,286,220
Mr. Nelsen	—		1,018,980	723,501	(5)	3,505,550	5,248,031

(1)
This table reflects the specific instances where our employment and award agreements have provisions related to change-of-control, some of which apply upon the change-of-control itself and some of which apply upon termination following the change-of-control. As such, the totals reflected are not necessarily indicative of the actual value that each NEO would realize upon a change-of-control or upon termination following a change-of-control. Additionally, if an NEO is terminated following a change-of-control, the NEO would potentially realize additional value not reflected here depending on the nature of the termination, as detailed in the other tables within this section.

(2)	All unvested stock options granted to our NEOs fully vest upon involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

(3)
All outstanding performance share awards are deemed earned upon a change-of-control based on the level of actual performance achieved as of the date of the change-of-control or at target, whichever is greater. On the last day of fiscal 2015, all outstanding performance share awards were trending at the maximum payout (150%), as is reflected in this column. Issuance of the earned shares is subject to the NEO's continued employment through the end of the performance period for each award. If the NEO's employment were to be terminated following the change-of-control, but prior to the end of the performance period, a pro-rata portion of the shares deemed earned would potentially be issued to the NEO depending on the type of termination (as described earlier in this section under the heading Performance share awards).

(4)
The amounts reflect cash severance payments pursuant to Mr. Joly and Ms. McCollam's employment agreements. In the event Mr. Joly or Ms. McCollam voluntarily terminate their employment for Good Reason or are involuntarily terminated without Cause in anticipation of or within 12 months following a change-of-control, they are entitled to an enhanced severance offering of: (i) two times the sum of base salary plus target annual bonus; (ii) a pro-rata annual bonus for the fiscal year in which such termination occurs based on actual performance (for fiscal 2015 payouts, see Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive) and (iii) 150% of the cost of 24 months of COBRA health coverage and group life insurance based on the cost of coverage in place at the time of termination.

(5)
The amounts represent the unvested portions of the time-based restricted shares granted under our fiscal 2012 LTI program and the Continuity Awards granted on June 21, 2012, all of which become non-forfeitable upon involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

(6)
The amount represents the unvested portion of the Continuity Award granted on June 21, 2012, which becomes non-forfeitable upon involuntary termination without Cause or voluntary termination for Good Reason within 12 months following a change-of-control.

Death or Disability

Name	Cash Payments	Stock Options(1)	Time-Based Restricted Shares		Performanc Share Awards(2)	Total
Mr. Joly	$—	$5,909,922	$6,040,383	(3)	$16,364,088	$28,314,393
Ms. McCollam	—	5,149,831	3,023,026	(3)	8,211,950	16,384,807
Ms. Ballard	—	1,046,695	1,457,738	(4)	1,175,157	3,679,590
Mr. Mohan	—	2,325,023	1,473,613	(5)	2,158,853	5,957,489
Mr. Nelsen	—	1,018,980	1,260,301	(4)	2,082,458	4,361,739

(1)	All outstanding unvested stock options fully vest upon death or disability.

(2)
All outstanding performance share awards vest on a pro-rata basis to the extent that the performance goals have been attained through the date of the NEO's death or termination due to disability. If the Compensation Committee deems that performance goals have been achieved and has determined the number of shares earned, the actual number of shares that would vest is calculated based on the number of days the NEO was employed through termination over the total number of days in the performance period. On the last day of fiscal 2015, all outstanding performance share awards were trending at the maximum payout (150%).

(3)
The amounts represent Mr. Joly and Ms. McCollam's unvested Sign-On Time-Based Shares and time-based restricted shares granted under our fiscal 2015 LTI program, which fully vest upon death or disability.

(4)
The amounts represent the unvested portions of the time-based restricted shares granted under our fiscal 2015 LTI program, which fully vest upon death or disability and the unvested portions of the time-based restricted shares granted under our fiscal 2012 LTI program and the Continuity Award granted on June 21, 2012, which would become non-forfeitable upon death or disability.

(5)
The amount represents the unvested portion of the time-based restricted shares granted under our fiscal 2015 LTI program, which fully vest upon death or disability and the unvested portion of the Continuity Award granted on June 21, 2012, which would become non-forfeitable upon death or disability.

Director Compensation

Overview of Director Compensation

Each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. As part of their analysis, the Compensation Committee considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation Discussion and Analysis — Factors in Decision-Making. In February 2014, the Compensation Committee approved the fiscal 2015 compensation for non-management directors, as detailed below.

Cash Compensation

The fiscal 2015 cash compensation for our non-management directors consisted of the following annual retainers which remained unchanged from fiscal 2014:

Annual Amount
Annual retainer	$75,000
Annual Chairman Premium retainer	75,000
Annual committee chair retainer - Audit	20,000
Annual committee chair retainer - Compensation & Human Resources	15,000
Annual committee chair retainer - Nominating	15,000
Annual committee chair retainer - Finance and Investment Policy	10,000

All annual retainers for non-management directors who serve on the Board or as chair of a committee for only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.

Director Equity Awards

On June 9, 2014, the Compensation Committee approved an equity award of $175,000 for all of the then-serving directors, which translated into 6,041 restricted stock units. On the same date, the Compensation Committee approved a Chairman Premium Equity award also valued at $175,000, translating into an additional 6,041 restricted stock units for our then-serving Chairman, Mr. Tyabji. All restricted stock units granted to our non-management directors fully vest one year from the date of grant and must be held until the director leaves the Board.

The Compensation Committee also considers equity grants for new directors at the time they are appointed to the Board. As such, the Compensation Committee approved a prorated fiscal 2015 grant for new director, Mr. Doyle, valued at $102,083 (2,990 restricted stock units) in November 2014.

Preview of Fiscal 2016 Director Compensation

On March 12, 2015, the Compensation Committee reviewed the cash and equity compensation of our non-management directors for fiscal 2016. In order to align our directors' pay with current market practice, the following compensation adjustments were approved and will go into effect following the Meeting. Additional compensation for our Lead Independent Director will be considered by the Compensation Committee in June.

	Fiscal 2015 Amount	Change for Fiscal 2016
Annual retainer	$75,000	Increase by $5,000
Annual committee chair retainer - Audit	20,000	Increase by $5,000
Annual committee chair retainer - Compensation & Human Resources	15,000	Increase by $5,000
Annual committee chair retainer - Nominating	15,000	No change
Annual committee chair retainer - Finance and Investment Policy	10,000	No change
Annual equity award	175,000	Increase by $10,000

Director Compensation Table

The following table summarizes the compensation earned during fiscal 2015 by our non-management directors:

Name(1)	Fees Earned or Paid In Cash	Stock Awards(2)	Option Awards(3)	Total
Bradbury H. Anderson	$75,000	$171,564	$—	$246,564
Lisa M. Caputo	75,000	171,564	—	246,564
J. Patrick Doyle(4)	19,162	103,245	—	122,407
Russell P. Fradin(5)	90,000	171,564	—	261,564
Kathy J. Higgins Victor(6)	90,000	171,564	—	261,564
David W. Kenny	75,000	171,564	—	246,564
Sanjay Khosla*	75,000	171,564	—	246,564
Allen U. Lenzmeier*	75,000	171,564	—	246,564
Thomas L. Millner	75,000	171,564	—	246,564
Hatim A. Tyabji(7)*	170,000	343,129	—	513,129
Gérard R. Vittecoq(8)	85,000	171,564	—	256,564

*Indicates a director who is not standing for re-election at the Meeting.

(1)	Mr. Joly, our only management director during fiscal 2015, did not receive any compensation for his service as a director.

(2)
These amounts in this column reflect the aggregate grant date fair value for shares of our stock granted to our non-management directors during fiscal 2015. As of January 31, 2015, our non-management directors held outstanding deferred stock units (restricted stock units that have vested, but that are subject to a holding requirement until the director leaves the board) as follows: Mr. Anderson — 6,327 units; Ms. Caputo — 6,327 units; Mr. Doyle — 0 units; Mr. Fradin — 6,327 units; Ms. Higgins Victor — 6,327 units; Mr. Kenny — 2,304 units; Mr. Khosla — 6,327 units; Mr. Lenzmeier — 6,327 units; Mr. Millner — 791 units; Mr. Tyabji — 12,654 units; Mr. Vittecoq — 6,327 units.

(3)
We did not grant stock option awards to our non-management directors in fiscal 2015. As of January 31, 2015, our non-management directors held outstanding stock options as follows: Mr. Anderson — 0 stock options; Ms. Caputo — 12,500 stock options; Mr. Doyle — 0 stock options; Mr. Fradin — 0 stock options; Ms. Higgins Victor — 51,250 stock options; Mr. Kenny — 0 stock options; Mr. Khosla — 21,250 stock options; Mr. Lenzmeier — 40,000 stock options; Mr. Millner — 0 stock options; Mr. Tyabji — 51,250 stock options; Mr. Vittecoq — 21,250 stock options.

(4)	Mr. Doyle joined the Board on October 31, 2014.

(5)	Mr. Fradin was appointed as chair of the Compensation Committee on March 12, 2014.

(6)	Ms. Higgins Victor is chair of the Nominating Committee.

(7)
As our Chairman, Mr. Tyabji received a Chairman Premium retainer and Chairman Premium equity award in addition to the standard non-management director compensation. Mr. Tyabji was also chair of the Audit Committee during fiscal 2015.

(8)	Mr. Vittecoq is chair of the Finance and Investment Policy Committee.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. We expect that, until the ownership target is met, directors will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 50% of shares (net of taxes) issued in connection with the lapse of restrictions on restricted share awards. The ownership target does not need to be met within a certain timeframe and our directors are considered in compliance with the guidelines as long as progress towards the ownership target is being made, consistent with the expectations noted above. In further support of director stock ownership, equity grants awarded to directors since fiscal 2014 have a holding requirement through the conclusion of each director's service on our Board. In fiscal 2015, all of our non-management directors were in compliance with the ownership guidelines, either by meeting the ownership target or by making progress towards the ownership target.

Our stock ownership guidelines for executive officers are discussed in the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under the Deferred Compensation Plan which is described in the section Compensation of Executive Officers — Nonqualified Deferred Compensation. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with an opportunity to cast an advisory vote, a "Say on Pay," regarding the fiscal 2015 compensation of our NEOs, as described in the Executive and Director Compensation section of this proxy statement.

In June 2011, in consideration of the results of the fiscal 2011 advisory vote on the frequency of "Say on Pay" votes, the Board determined to hold such votes on an annual basis until the next vote on the frequency of "Say on Pay" votes. Accordingly, the next "Say on Pay" vote will be held at the Company's 2015 Meeting.

Information about the Advisory Vote to Approve Named Executive Officer Compensation

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company's NEOs, as defined in the Introduction to the Executive and Director Compensation — Compensation Discussion and Analysis section of this proxy statement. While the advisory vote to approve NEO compensation is not binding on us, it will provide useful information to our Board and the Compensation Committee regarding our shareholders' views of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders' opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our NEOs. To the extent there are significant negative "Say on Pay" advisory votes, we plan to consult directly with shareholders to better understand the concerns that influenced the vote and consider constructive feedback in making future decisions about our executive compensation program.

As detailed in our CD&A, we believe our fiscal 2015 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy and ongoing business transformation. Our executive compensation program is focused on pay-for-performance and seeks to mitigate risks related to compensation in order to further align management's interests with shareholders' interests in long-term value creation.

Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended January 31, 2015, as described in the Executive and Director Compensation — Compensation Discussion and Analysis section and the compensation tables and related material disclosed in the Company's proxy statement for its 2015 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation

Our Board recommends an advisory vote FOR approval of the fiscal 2015 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our NEO compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2016 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than December 30, 2015, at our principal executive office, addressed as follows:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

In accordance with our By-laws, any shareholder proposal, including any director nominations, received and intended to be presented for consideration at our 2016 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, must be received by our Secretary at the address set forth above no more than 150 days and no less than 120 days before the anniversary of the prior year's regular meeting of shareholders. Accordingly, such proposals will be considered untimely if received before January 11, 2016, or after February 10, 2016. Any such shareholder proposal must also comply with the procedural requirements of our By-laws. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 regarding discretionary proxy voting authority with respect to shareholder business.

By Order of the Board of Directors

Keith J. Nelsen
April 28, 2015	Secretary

Forward-Looking and Cautionary Statements:

This proxy material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “outlook,” “plan,” “project,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets, jobless rates and other indicators impacting consumer spending and confidence), conditions in the industries and categories in which we operate, changes in consumer preferences (including shopping preferences), changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the availability of qualified labor pools, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the SEC, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made. Best Buy assumes no obligation to update any forward-looking statement that it may make.

# *** Exercise Your *Right* to Vote ***

**BEST BUY CO., INC.**

M91424-P65138

**Meeting Information**

**Meeting Type:** Annual Meeting
**For holders as of:** April 13, 2015
**Date:** June 9, 2015 **Time:** 9:00 a.m. Central Time
**Location:** Best Buy Corporate Campus-Convention Center
7601 Penn Avenue South
Richfield, MN 55423

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

**See the reverse side of this notice to obtain proxy materials and voting instructions.**

# Before You Vote

*How to Access the Proxy Materials*

**Proxy Materials Available to VIEW or RECEIVE:**

NOTICE AND PROXY STATEMENT     ANNUAL REPORT ON FORM 10-K

**How to View Online:**

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*, or scan the QR Barcode below.

**How to Request and Receive a PAPER or E-MAIL Copy:**

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* *www.proxyvote.com*
2) *BY TELEPHONE:* *1-800-579-1639*
3) *BY E-MAIL*:* *sendmaterial@proxyvote.com*

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Please make the request as instructed above on or before May 26, 2015 to facilitate timely delivery.

# How To Vote

*Please Choose One of the Following Voting Methods*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**Vote By Internet:** Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

**Vote By Mail:** You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

**Vote In Person:** You can vote these shares in person at the meeting by requesting a ballot from the Inspector of Elections.

**Shareholder Meeting Registration:** To attend the meeting in person, go to the "request meeting admission" link at *www.proxyvote.com.*

M91425-P65138

## Voting Items

1. Election of Directors

**Nominees:**

1a) Bradbury H. Anderson

1b) Lisa M. Caputo

1c) J. Patrick Doyle

1d) Russell P. Fradin

1e) Kathy J. Higgins Victor

1f) Hubert Joly

1g) David W. Kenny

1h) Thomas L. Millner

1i) Gérard R. Vittecoq

3. To approve in a non-binding advisory vote our named executive officer compensation.

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

**The Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3, if properly presented at the Meeting. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting.**

**If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. The Proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 4, 2015, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.**

M91426-P65138

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - *www.proxyvote.com* or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form

**VOTE BY TELEPHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

**SHAREHOLDER MEETING REGISTRATION:**
To vote and/or attend the meeting in person, go to the "request meeting admission" link at *www.proxyvote.com*.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91422-P65138

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**BEST BUY CO., INC.**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a) Bradbury H. Anderson | ☐ | ☐ | ☐ |
| 1b) Lisa M. Caputo | ☐ | ☐ | ☐ |
| 1c) J. Patrick Doyle | ☐ | ☐ | ☐ |
| 1d) Russell P. Fradin | ☐ | ☐ | ☐ |
| 1e) Kathy J. Higgins Victor | ☐ | ☐ | ☐ |
| 1f) Hubert Joly | ☐ | ☐ | ☐ |
| 1g) David W. Kenny | ☐ | ☐ | ☐ |
| 1h) Thomas L. Millner | ☐ | ☐ | ☐ |
| 1i) Gérard R. Vittecoq | ☐ | ☐ | ☐ |

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. | ☐ | ☐ | ☐ |
| 3. To approve in a non-binding advisory vote our named executive officer compensation. | ☐ | ☐ | ☐ |

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

**HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. ☐ **Yes** ☐ **No**

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**BEST BUY CO., INC.**

**REGULAR MEETING OF SHAREHOLDERS**

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. Please note voting deadlines on the reverse side of this proxy card.

| | |
|---|---|
| **Vote by Internet:** | Go to *www.proxyvote.com* and follow the prompts. |
| **Vote by Telephone:** | Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts. |

**YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.**

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL**

M91423-P65138

**PROXY** **BEST BUY CO., INC.** **PROXY**

7601 Penn Avenue South, Richfield, Minnesota 55423

**This proxy is solicited on behalf of the Board of Directors**
**for use at the Regular Meeting of Shareholders to be held on June 9, 2015**

The undersigned appoint(s) Hatim A. Tyabji and/or Keith J. Nelsen, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 13, 2015, at the Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 9, 2015, at 9:00 a.m. Central Time at the Best Buy Corporate Campus - Convention Center, 7601 Penn Avenue South, Richfield, Minnesota 55423, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2015 Regular Meeting of Shareholders and the related Proxy Statement.

**IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, AND 3, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ADJOURNMENT OF THE MEETING AND ANY OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.**

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 4, 2015, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.

**SCAN TO**
**VIEW MATERIALS & VOTE**

**BEST BUY CO., INC.**
**ANNUAL MEETING FOR HOLDERS AS OF 4/13/15**
**TO BE HELD ON 6/9/15**

**Your vote is important. Thank you for voting.**

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET on Monday, June 8, 2015.

**Vote by Internet:** *www.proxyvote.com*, or scan the QR Barcode above.

**Vote by Phone:** 1-800-454-8683

**Vote by Mail:** Use the envelope enclosed

**SHAREHOLDER MEETING REGISTRATION:** To vote and/or attend the meeting in person, go to the "request meeting admission" link at *www.proxyvote.com.*

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M91432-P65171

Important Notice Regarding the Availability of Proxy Materials for the Regular Meeting of Shareholders. The following materials are available at *www.proxyvote.com*:
Notice and Proxy Statement and Annual Report on Form 10-K

PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON ☐

**The Board of Directors recommends you vote FOR the following proposals:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a) Bradbury H. Anderson | ☐ | ☐ | ☐ |
| 1b) Lisa M. Caputo | ☐ | ☐ | ☐ |
| 1c) J. Patrick Doyle | ☐ | ☐ | ☐ |
| 1d) Russell P. Fradin | ☐ | ☐ | ☐ |
| 1e) Kathy J. Higgins Victor | ☐ | ☐ | ☐ |
| 1f) Hubert Joly | ☐ | ☐ | ☐ |
| 1g) David W. Kenny | ☐ | ☐ | ☐ |
| 1h) Thomas L. Millner | ☐ | ☐ | ☐ |
| 1i) Gérard R. Vittecoq | ☐ | ☐ | ☐ |

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. | ☐ | ☐ | ☐ |
| 3. To approve in a non-binding advisory vote our named executive officer compensation. | ☐ | ☐ | ☐ |

4. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

Signature [PLEASE SIGN WITHIN BOX] Date